EXHIBIT 10.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                   dated as of


                                November 3, 2005


                                  by and among


                         THE MAJESTIC STAR CASINO, LLC,
                      an Indiana limited liability company,


                                       and


                   TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.,
                         a Delaware limited partnership


                          with respect to the stock of


                               TRUMP INDIANA, INC.

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                                TABLE OF CONTENTS
                                -----------------

                                                                                                                 PAGE
                                                                                                                 ----

    ARTICLE I       SALE OF STOCK AND CLOSING.....................................................................1
      1.01          Purchase and Sale.............................................................................1
      1.02          Purchase Price................................................................................1
      1.03          Post-Closing Working Capital Adjustment to the Initial Purchase Price.........................2
      1.04          Closing.......................................................................................4
      1.05          Further Assurances; Post-Closing Cooperation..................................................5
      1.06          Exclusions....................................................................................6

    ARTICLE II      REPRESENTATIONS AND WARRANTIES OF SELLER......................................................6
      2.01          Organization and Qualification................................................................6
      2.02          Authority.....................................................................................6
      2.03          Capitalization................................................................................7
      2.04          No Conflict...................................................................................7
      2.05          Approvals and Filings.........................................................................7
      2.06          Financial Statements..........................................................................8
      2.07          Absence of Changes............................................................................9
      2.08          No Undisclosed Liabilities....................................................................9
      2.09          Taxes.........................................................................................9
      2.10          Company Property.............................................................................11
      2.11          Tangible Personal Property...................................................................13
      2.12          Intellectual Property Rights.................................................................13
      2.13          Contracts....................................................................................14
      2.14          Licenses and Compliance with Laws............................................................15
      2.15          Indebtedness.................................................................................16
      2.16          Environmental Matters........................................................................16
      2.17          Labor Matters................................................................................18
      2.18          Insurance....................................................................................18
      2.19          Employee Plans; Employees....................................................................18
      2.20          Legal Proceedings, Etc.......................................................................21
      2.21          Transactions with Affiliates.................................................................21
      2.22          Receivables..................................................................................21
      2.23          Progressive Slots............................................................................21
      2.24          Chips and Tokens.............................................................................21
      2.25          Brokers......................................................................................21
      2.26          Bank Accounts................................................................................21
      2.27          Sufficiency of Assets and Contracts..........................................................21
      2.28          Exclusive Representations; No Material Misstatements or Omissions............................22

    ARTICLE III     REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................22
      3.01          Organization and Qualification of Purchaser..................................................22
      3.02          Authority....................................................................................22
      3.03          No Conflicts.................................................................................22
      3.04          Governmental Approvals and Filings...........................................................23
      3.05          Litigation...................................................................................23
      3.06          Securities Act Representations...............................................................23
      3.07          Brokers......................................................................................23
      3.08          Financial Capability.........................................................................23
      3.09          No Implied Representations...................................................................23


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                                TABLE OF CONTENTS
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                                   (CONTINUED)
                                                                                                                PAGE
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    ARTICLE IV      COVENANTS OF SELLER..........................................................................24
      4.01          Regulatory and Other Approvals...............................................................24
      4.02          HSR Filings..................................................................................24
      4.03          Investigation by Purchaser...................................................................24
      4.04          Financial Statements and Reports; Filings....................................................25
      4.05          Conduct of Business..........................................................................26
      4.06          Delivery of Books and Records, etc.; Removal of Property.....................................29
      4.07          Non-Competition..............................................................................29
      4.08          Title Insurance Policies and Exceptions......................................................30
      4.09          Fulfillment of Conditions....................................................................31
      4.10          Industrial Highway Lease.....................................................................31
      4.11          Designation of Manager.......................................................................31
      4.12          Acquisition Proposal.........................................................................31
      4.13          Notice.......................................................................................32
      4.14          Affiliate Agreements.........................................................................33
      4.15          Players' Club................................................................................33
      4.16          Intercompany Account Settlement..............................................................33
      4.17          Destruction of Chips.........................................................................34
      4.18          Post-Closing Redemption of Chips.............................................................34
      4.19          Operation of BHR and BHPA....................................................................34
      4.20          Transition Services..........................................................................34

    ARTICLE V       COVENANTS OF PURCHASER.......................................................................34
      5.01          Regulatory and Other Approvals and Notifications.............................................34
      5.02          HSR Filings..................................................................................35
      5.03          Fulfillment of Conditions....................................................................35
      5.04          Trump Name...................................................................................35
      5.05          Notice.......................................................................................36
      5.06          Operation of BHR and BHPA....................................................................36
      5.07          Mutual Covenants.............................................................................36
      5.08          Financing Letter.............................................................................37
      5.09          Surety Bond..................................................................................37

    ARTICLE VI      CONDITIONS TO OBLIGATIONS OF PURCHASER.......................................................37
      6.01          Representations and Warranties...............................................................37
      6.02          Performance..................................................................................37
      6.03          Orders and Laws; Actions or Proceedings......................................................37
      6.04          Regulatory Consents and Approvals............................................................37
      6.05          No Material Adverse Effect...................................................................38
      6.06          Deliveries...................................................................................38

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                                TABLE OF CONTENTS
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                                   (CONTINUED)
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    ARTICLE VII     CONDITIONS TO OBLIGATIONS OF SELLER..........................................................39
      7.01          Representations and Warranties...............................................................39
      7.02          Performance..................................................................................39
      7.03          Orders and Laws..............................................................................39
      7.04          Regulatory Consents and Approvals............................................................39
      7.05          Lender Consent...............................................................................39
      7.06          Initial Purchase Price.......................................................................40
      7.07          Proceedings..................................................................................40
      7.08          Fairness Opinion.............................................................................40
      7.09          Deliveries...................................................................................40

    ARTICLE VIII    TAX MATTERS AND POST-CLOSING TAXES...........................................................40
      8.01          Pre-Closing Taxes............................................................................40
      8.02          Responsibility for Filing Tax Returns and Paying Taxes.......................................41
      8.03          Tax Indemnification..........................................................................43
      8.04          Tax Cooperation..............................................................................43
      8.05          Procedures Relating to Indemnification of Tax Claims.........................................43

    ARTICLE IX      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS............................44

    ARTICLE X       INDEMNIFICATION..............................................................................44
      10.01         Indemnification..............................................................................44
      10.02         Method of Asserting Claims...................................................................46
      10.03         Exclusive Remedies...........................................................................48
      10.04         Losses Net of Insurance......................................................................49
      10.05         Limitation on Liability Following Notice of Breach...........................................49
      10.06         Limitations on Indemnification for Workers' Compensation.....................................49

    ARTICLE XI      TERMINATION..................................................................................49
      11.01         Termination..................................................................................49
      11.02         Effect of Termination........................................................................50
      11.03         Termination Fee and Expense Reimbursement....................................................51

    ARTICLE XII     DEFINITIONS..................................................................................52
      12.01         Defined Terms................................................................................52
      12.02         Construction of Certain Terms and Phrases....................................................62

    ARTICLE XIII    MISCELLANEOUS................................................................................63
      13.01         Notices......................................................................................63
      13.02         Bulk Sales Act...............................................................................64
      13.03         Entire Agreement.............................................................................64
      13.04         Expenses.....................................................................................64
      13.05         Confidentiality..............................................................................64
      13.06         Waiver; Remedies.............................................................................64
      13.07         Amendment....................................................................................64
      13.08         No Third Party Beneficiary...................................................................64
      13.09         No Assignment; Binding Effect................................................................64
      13.10         Headings.....................................................................................65
      13.11         Consent to Jurisdiction; Venue...............................................................65
      13.12         Invalid Provisions...........................................................................65
      13.13         Publicity....................................................................................65
      13.14         Transfer Taxes...............................................................................65
      13.15         Governing Law................................................................................65
      13.16         Counterparts.................................................................................65
      13.17         Independence of Covenants and Representations and Warranties.................................66

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
DISCLOSURE SCHEDULES
--------------------

Section 2.03 Capitalization
Section 2.04 No Conflict
Section 2.05 Approvals and Filings
Section 2.06 Financial Statements
Section 2.07 Absence of Changes
Section 2.08 No Undisclosed Liabilities
Section 2.09(a) Taxes
Section 2.09(d) Audits
Section 2.09(e) Tax Claims
Section 2.09(h) Tax Rulings
Section 2.10(a) Company Property
Section 2.10(b) Violations
Section 2.10(i) Company Property - Construction
Section 2.11 Tangible Personal Property
Section 2.12(a) Intellectual Property Rights
Section 2.13(a) Contracts
Section 2.14(a) Licenses
Section 2.14(b) Compliance With Laws
Section 2.15 Indebtedness
Section 2.17 Labor Matters
Section 2.18 Insurance
Section 2.19(a) Employee Plans; Employees
Section 2.19(c) Employee Plans; Employees
Section 2.19(f) Employee Plans; Employees
Section 2.19(g) Employee Plans; Employees
Section 2.20 Legal Proceedings
Section 2.21 Transactions with Affiliates
Section 2.24 Chips and Tokens
Section 2.26 Bank Accounts
Section 4.05(f) Capital Expenditures
Section 4.15(f) Players' Club; Non-Solicitation of Unique Customers

EXHIBITS
--------

Exhibit A         Employee Payments
Exhibit B         Target Working Capital
Exhibit C         Working Capital Methodology
Exhibit D         Title Report
Exhibit E         Escrow Agreement
Exhibit F         Trump License

                            STOCK PURCHASE AGREEMENT


           This STOCK PURCHASE AGREEMENT, dated as of November 3, 2005 (the "Agreement"), is entered into by and between THE MAJESTIC STAR CASINO, LLC, an Indiana limited liability company ("Purchaser") and TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., a Delaware limited partnership ("Seller"). Capitalized terms not defined elsewhere herein have the meanings set forth in Section 12.01.

           WHEREAS, Seller is the owner of all the outstanding shares of capital stock of Trump Indiana, Inc. ("Trump Indiana" or the "Company" and the shares of Trump Indiana are referred to herein as the "Shares");

           WHEREAS, Trump Indiana is the owner of (i) 50% of the outstanding membership interest of Buffington Harbor Riverboats, L.L.C. ("BHR") and (ii) 50% of the outstanding membership interest of Buffington Harbor Parking Associates, LLC ("BHPA");

           WHEREAS, the Company is engaged in the business of owning and operating a riverboat casino (the "Riverboat") and land-based hotel located in Gary, Indiana (collectively, the "Business"), and in connection therewith holds, through its ownership interests in BHR and BHPA, an interest in the related pavilion and parking deck;

           WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares for the consideration and on the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                            SALE OF STOCK AND CLOSING

           1.01 Purchase and Sale. Upon and subject to the terms and conditions hereof, Seller will sell, convey, transfer, assign and deliver to Purchaser and Purchaser will purchase from Seller, the Shares.

           1.02 Purchase Price.

           (a) The purchase price for the Shares shall be Two Hundred Fifty-Three Million Dollars ($253,000,000.00) (A) minus the sum of the following: (i) 50% of the amount of long term debt and capitalized lease obligations and other non-current liabilities of BHR and BHPA as of the Closing Date ("Joint Venture Closing Date Indebtedness"), (ii) the amount of any long term debt, capitalized lease obligations and other non-current liabilities of the Company as of the Closing Date ("Company Closing Date Indebtedness"), (iii) the $2.0 million Riverboat Owner's License transfer fee required under Indiana law, (iv) the severance obligations to Employees in the amounts listed on Exhibit A to the extent not satisfied by the Company prior to the Closing, (v) the Commitment Fee and (vi) the Development Agreement Obligation, (B) plus or minus the Estimated Working Capital Adjustment (pursuant to Section 1.02(b)) and
(C) plus or minus the Estimated Cash on Hand Adjustment (pursuant to Section 1.02(c)) (the net amount being the "Initial Purchase Price"). Upon execution of this Agreement, Purchaser shall pay to Seller a deposit of Five Million Dollars ($5,000,000.00) (the "Deposit"). At the Closing, the Deposit shall be credited against the Initial Purchase Price. In the event this Agreement is terminated, the Deposit shall be payable pursuant to the provisions of Section 11.02(b). The Initial Purchase Price shall be subject to adjustment post-closing pursuant to
Section 1.02(c) and 1.03.

           (b) Not less than three Business Days before the Closing Date, Seller will provide Purchaser a written certification executed by the Chief Financial Officer of Seller setting forth the estimated Initial Purchase Price and calculation thereof, including the Joint Venture Closing Date Indebtedness, the Company Closing Date Indebtedness, estimated Cash on Hand Adjustment (pursuant to subsection (c)) (the "Estimated Cash on Hand") and estimated Working Capital ("Estimated Working Capital") of the Company as of the close of business on the day preceding the Closing Date. The Estimated Working Capital shall be determined by Seller in accordance with the methodology set forth in Section
1.03 for preparing the Working Capital Statement The "Estimated Working Capital Adjustment" shall mean the amount by which the Estimated Working Capital is more or less than Target Working Capital. The "Estimated Cash on Hand Adjustment" shall mean the amount by which the Cash on Hand as of the Closing Date is expected to be more or less than Minimum Cash.

           (c) On the Closing Date, Seller will conduct a physical count of the Casino Cash and provide bank confirmation of cash in the bank (collectively, the "Cash on Hand"). Purchaser shall have the right to designate representatives to monitor and observe such physical count. Based upon the results of such physical count, Seller will provide Purchaser a written certification executed by the Chief Financial Officer of Seller setting forth the amount of Cash on Hand, and recalculation of the amount by which Cash on Hand is more or less than Minimum Cash (the "Cash on Hand Adjustment"). Within three Business Days after the Closing Date, (iii) if the Actual Cash on Hand is greater than the Minimum Cash on Hand, Purchaser shall deliver by wire transfer of immediately available funds to the account specified by Seller in writing for the Initial Purchase Price, an amount equal to such excess minus the Estimated Cash on Hand Adjustment (if such amount increased the Initial Purchase Price) or plus the Estimated Cash on Hand Adjustment (if such amount decreased the Initial Purchase Price); and (iv) if the Actual Cash on Hand is less than the Minimum Cash on Hand then Seller shall deliver by wire transfer of immediately available funds to an account specified by the Purchaser in writing, an amount equal to such deficiency minus the Estimated Cash on Hand Adjustment (if such amount decreased the Initial Purchase Price) or plus the Estimated Cash on Hand Adjustment (if such amount increased the Initial Purchase Price).

           1.03 Post-Closing Working Capital Adjustment to the Initial Purchase Price.

           (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the Working Capital (the "Working Capital Statement"). The Working Capital Statement shall be prepared (i) in accordance with GAAP;
(ii) consistent with the Company's past practice used in calculating the

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
components of working capital for the Financial Statements; and (iii) consistent with the principles and methods set forth on Exhibit C (which Working Capital calculation shall include a reserve for TITO liability as to the Actual Working Capital but not the Target Working Capital and shall not include any reserves for income Taxes, real property Taxes or gaming Taxes). In the event that the principles and methods set forth on Exhibit C differ from the Company's past practices used in calculating the components of working capital for the Financial Statements or from GAAP, the Estimated Working Capital and the Actual Working Capital shall be determined in accordance with the principles and methods set forth on Exhibit C. Following the delivery of the Working Capital Statement, Purchaser shall give Seller and the independent accountants of Seller access at all reasonable times to the properties, books, records and personnel of the Company and the working papers of Purchaser and Purchaser's auditors relating to the Working Capital Statement. Seller shall have sixty (60) days following delivery to Seller of the Working Capital Statement during which to notify Purchaser in writing of any dispute of any item contained in the Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and the Working Capital proposed by Seller (the "Dispute Notice"). If Seller fails to notify Purchaser in writing of any dispute within such sixty-day period, the Working Capital Statement shall be deemed to be a "Final Statement." In the event that Seller shall so notify Purchaser of any dispute on or prior to such sixtieth day, any amounts contained in the Working Capital Statement that are not disputed by Seller in the Dispute Notice shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital. For a period of fifteen (15) days following the delivery of the Dispute Notice to Purchaser, the Chief Executive Officer and Chief Financial Officer (or the person or persons performing similar functions) of each of Purchaser and Seller shall attempt to resolve in good faith the amounts disputed in the Dispute Notice. During such fifteen-day period, Purchaser shall be permitted to review the working papers of Seller and Seller's auditors relating to the Working Capital Statement and the Dispute Notice, and Seller shall be permitted to review the working papers of Purchaser and Purchaser's auditors relating to the Working Capital Statement. Amounts resolved by such attempts within such fifteen (15) day period shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital.

           (b) If Purchaser and Seller are unable to resolve any such dispute prior to the end of such fifteen (15) day period, an accounting firm mutually acceptable to both Purchaser and Seller (the "Independent Accounting Firm") shall be appointed by Purchaser and Seller to resolve such dispute and such determination shall be final and binding on the parties to this Agreement. If Purchaser and Seller cannot mutually agree on the selection of the Independent Accounting Firm, Purchaser and Seller shall submit to such other Person's independent accountants the name of a nationally recognized accounting firm which does not at the time and has not in the prior two years provided audit or other services to either the Purchaser or Seller or any of their respective Affiliates, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent accountants of Purchaser and Seller. The Independent Accounting Firm so appointed may not make any determination with respect to any matter not set forth in the Dispute Notice and the Independent Accounting Firm's determination shall not be more than the Working Capital set forth in the Dispute Notice or less than the amount of the Working Capital set forth in the Working Capital Statement. Each of Purchaser and Seller and their respective independent accountants shall give the Independent Accounting Firm access at all reasonable times to the properties, books, records and personnel of the Company for purposes of reviewing the Dispute Notice and the Working Capital Statement and calculating the Actual Working Capital. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Dispute Notice and the Working Capital Statement to it and, in any case, as promptly as practicable after such submission. The Working Capital Statement, as modified by resolution of any disputes by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed to be a "Final Statement."

           (c) Any expenses relating to the engagement of the Independent Accounting Firm shall be paid by Purchaser and Seller in inverse proportion to the percentage of the dollar value of the disputed items prevailed upon by each Person. Each of Purchaser and Seller shall pay all advisors' fees, charges and expenses incurred by such Person in connection with the dispute.

           (d) The Initial Purchase Price shall be adjusted as follows: (i) if the Actual Working Capital is greater than the Estimated Working Capital, then Purchaser shall within ten (10) days of Purchaser's receipt of the Final Statement, deliver by wire transfer of immediately available funds to an account specified by Seller in writing, an amount equal to such excess; and (ii) if the Actual Working Capital is less than the Estimated Working Capital, then Seller shall, within ten (10) days of Seller's receipt of the Final Statement, deliver by wire transfer of immediately available funds to an account specified by the Purchaser in writing, an amount equal to such deficiency.

           1.04 Closing.

           (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243, at 9:00 a.m., local time, on the later of (i) three Business Days following the date on which all conditions to the obligations of both parties set forth in Articles VI and VII hereof shall have been satisfied or validly waived, or (ii) or at such other time and place or on such other date as Purchaser and Seller may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date," and the Closing shall be deemed to have occurred as of and with effect from 7:00 a.m. central time on the Closing Date.

           (b) At the Closing, Purchaser will deliver the (x) Initial Purchase Price minus the Escrow Funds by wire transfer of immediately available funds to a bank account designated in writing by Seller and (y) the Escrow Funds to the Escrow Agent.

           (c) At the Closing, Seller will assign and transfer to Purchaser all of Seller's rights, title and interests in and to the Shares (free and clear of all Liens, other than Permitted Liens) by delivery of stock certificates or other evidence of transfer representing all of the Shares, duly endorsed in blank (or accompanied by duly executed stock powers, and such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser, as shall be effective to vest in Purchaser all of Seller's rights, title and interests in and to the Shares). The stock powers and any other instruments necessary to effect the transfer of the Shares in and to Purchaser are collectively referred to herein as the "Assignment Instruments."

           (d) At the Closing, there shall also be delivered to Seller, the Company and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Articles VI and VII.

           1.05 Further Assurances; Post-Closing Cooperation.

           (a) From time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information as are within Seller's possession or control and take such other actions consistent with this Agreement as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Shares and to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and Properties of the Company other than the Excluded Rights, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

           (b) From time to time after the Closing, at Seller's request and without further consideration, Purchaser shall execute and deliver to Seller such instruments of transfer, conveyance, assignment and confirmation, and provide such materials and information as are within Purchaser's or the Company's possession or control and take such other actions consistent with this Agreement as Seller may reasonably deem necessary or desirable in order to transfer, convey and assign to Seller, and to confirm Seller's exclusive right and title to, the Excluded Rights, and otherwise to fulfill Purchaser's obligations under this Agreement.

           (c) Following the Closing, each party will afford the other party, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession or control with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the determination or enforcement of rights or obligations under this Agreement or any of the Operative Agreements, (iii) compliance with the requirements of any Governmental or Regulatory Authority or the obtaining of an approval from a Governmental or Regulatory Authority, (iv) accounting and audit requirements,
(v) securities filings and other regulatory filings in accordance with Law and
(vi) any actual or threatened Action or Proceeding. Each party further agrees for a period of six years commencing on the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party first offers in writing to surrender such books, records and other data to the other parties and such other party does not agree in writing to take possession thereof within ten days after such offer is made.

           (d) If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, a party needs to be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) of this Section, and such information, documents or records are in the possession or control of another party hereto, such other party shall make its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, and the actual out-of-pocket cost and expenses of the providing party shall be reimbursed by the other party.

           (e) Notwithstanding anything to the contrary in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records that relate to the matter in controversy shall be governed by applicable rules relating to discovery, rather than by paragraphs (c) and (d) of this Section.

           1.06 Exclusions. Notwithstanding anything herein that may be to the contrary, Seller shall retain and not transfer, and Purchaser shall not purchase or acquire, or have any ownership claim or right, in any of the following (collectively, the "Excluded Rights"): (i) subject to the rights granted to the Purchaser pursuant to the Trump License, the name "Trump" in all forms, and any derivation thereof, and any tangible asset bearing, or intangible asset incorporating, the name "Trump" or Donald J. Trump's likeness, including advertising and promotional materials, trademarks, signage, inventory and supplies, chips and tokens; (ii) Books and Records which are Seller's corporate records and which do not principally relate to the Company, provided, however, that Purchaser shall have the right prior to or after the Closing to review and make copies of such portions of such Books and Records that relate to or are used by the Company; (iii) rights and claims of the Company in respect of liabilities retained by Seller or removed by Seller from the Company prior to the Closing, including, without limitation, tax refunds and credits attributable to the operations of the Company prior to the Closing Date; and (iv) rights and claims of the Company, if any, in respect of the Affiliate Agreements.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser as set forth in this
Article II.

           2.01 Organization and Qualification. Seller is a limited partnership duly organized validly existing and in good standing under the laws of the State of Delaware. Trump Indiana is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Trump Indiana has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. Trump Indiana is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary. Except for its interests in BHR and BHPA, Trump Indiana owns no equity securities of any other corporation, limited partnership or similar entity and Trump Indiana is not a participant in any joint venture, partnership or similar arrangement.

           2.02 Authority. Seller has full limited partnership power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby, including, without limitation, to sell and transfer the Shares. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms. Seller has, and as of the Closing Date will have, the full limited partnership power and authority to convey, and will convey to Purchaser at Closing, good and valid title to the Shares, free and clear of any and all Liens.

           2.03 Capitalization. The authorized capital stock of Trump Indiana consists of 1,500 shares of common stock (the "Company Common Stock"), 100 shares of which are issued and outstanding, all of which are owned of record and beneficially by Seller free and clear of all Liens other than as set forth in
Section 2.03 of the Disclosure Schedule. None of the issued and outstanding shares of Company Common Stock were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. Trump Indiana does not have preferred stock authorized. All issued and outstanding shares of the Company Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities, the Trump Indiana Articles of Incorporation, the Trump Indiana Bylaws, and the terms of any Contract to which Seller or Trump Indiana is a party or bound. There are no bonds, debentures, notes or other indebtedness of Trump Indiana convertible into securities having voting rights. There are no equity interest or other securities of Trump Indiana reserved for issuance or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, proxy or shareholder agreements, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, from Trump Indiana of any of its equity interests. Seller has not granted any proxy or otherwise entered into any voting trust or voting agreement with any Person with respect to the Shares.

           2.04 No Conflict. Except as set forth in Section 2.04 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the Operative Agreements and the performance by Seller of its obligations contemplated hereby and thereby will not:

           (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller or Trump Indiana;

           (b) conflict with or result in a breach of any provision of, constitute (with or without notice or lapse of time or both) a default under, result in a modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract to which Seller or Trump Indiana is a party or by which their respective Assets and Property may be bound, other than Contracts between Trump Indiana and BHPA's lender;

           (c) result in the creation of any Lien upon, or any Person obtaining the right to acquire, the Shares or any of the Assets and Property of Trump Indiana; or

           (d) assuming all required consents and approvals set forth in Section
2.05 of the Disclosure Schedule are obtained, violate or conflict with any Law or Order to which Seller or Trump Indiana or any Assets and Property of Seller or Trump Indiana is subject.

           2.05 Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or any other Person (other than BHPA's lender) on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements or the consummation of the transactions contemplated hereby or thereby, except as disclosed in Section 2.05 of the Disclosure Schedule.

           2.06 Financial Statements.

           (a) Attached as Section 2.06 of the Disclosure Schedule are true and complete copies of the (x) audited balance sheets of the Company as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related audited statements of operations, statements of capital and statements of cash flows for the fiscal years then ended (including the notes thereto) (the "Audited Financial Statements"), together with a true and complete copy of the reports on such audited information by Ernst & Young, LLP, and all letters from such firm with respect to the results of such audits, (y) the unaudited balance sheet of the Company as of June 30, 2005 and the related unaudited statement of operations and cash flows for the six months then ended (the "June Financial Statements") and (z) the unaudited balance sheet of the Company as of September 30, 2005 and the related unaudited statement of operations and cash flows for the nine months then ended (the "Unaudited Financial Statements" and, together with the June Financial Statements and the Audited Financial Statements, the "Financial Statements").

           (b) All such Financial Statements (i) were prepared in accordance with GAAP (except with respect to the absence of footnotes to the Unaudited Financial Statements), (ii) fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the Unaudited Financial Statements to normal year-end adjustments, none of which will be material, and (iii) were compiled from Books and Records of the Company regularly maintained by management and used to prepare the financial statements of the Company. The Company has maintained its Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP. The Company Financial Statements do not include any tangible Assets and Properties that will not continue to be owned by and physically present on Company Property after the Closing Date (except for inventory sold in the Ordinary Course of Business and Excluded Rights). Other than as relate to BHPA or BHR, there are no "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Company. Ernst & Young, which has expressed its opinion with respect to the Audited Financial Statements, is and has been throughout the periods covered by such Audited Financial Statements "independent" with respect to the Company within the meaning of Regulation S-X.

           (c) The Company maintains internal accounting controls and controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed with management's general or specific authorization;
(ii) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management's general or specific authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

           2.07 Absence of Changes. Except for the execution and delivery of this Agreement, and the transactions to take place pursuant hereto on or prior to the Closing Date, and except as disclosed in Section 2.07 of the Disclosure Schedule, since June 30, 2005 there has not been any event or occurrence which has had a Material Adverse Effect on the Company. In all material respects the Company has operated in the Ordinary Course of Business since June 30, 2005, except as disclosed in Section 2.07 of the Disclosure Schedule. Without limiting the foregoing, except as disclosed in Section 2.07 of the Disclosure Schedule, there has not occurred, between June 30, 2005 and the date of this Agreement, any of the following:

                (i) any split, combination or reclassification of any of Trump Indiana's capital stock;

                (ii) incurrences by the Company of Indebtedness with respect to the conduct of the Business in an aggregate principal amount exceeding $25,000;

                (iii) physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any tangible asset of the Company used or held for use in the conduct of the Business having a value in excess of $2,500 for any single occurrence;

                (iv) change in (A) any accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, (C) revaluation by the Company of any of its Assets and Properties (whether tangible or intangible) or
(D) any change in the manner of calculation of its slot club liability;

                (v) disposition of any Assets and Properties used or held for use in the conduct of the Business and which were not replaced by Assets and Properties of equal or greater value, other than Inventory in the Ordinary Course of Business, and other dispositions not exceeding $25,000 in the aggregate;

                (vi) creation or incurrence of a Lien, other than a Permitted Lien, on any Assets and Property used or held in the conduct of the Business; or capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets not within the capital expenditures budget attached as Section 4.05(f) of the Disclosure Schedule in an aggregate amount exceeding $25,000; or

                (vii) event, occurrence, development, state of circumstances, facts or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on the Company.

           2.08 No Undisclosed Liabilities. Except as reflected in Section 2.08 of the Disclosure Schedule or in the Financial Statements, the Company has no Liabilities of a type required by GAAP to be disclosed in the Financial Statements, other than Liabilities incurred in the Ordinary Course of Business subsequent to June 30, 2005.

           2.09 Taxes.

           (a) The Company has timely filed (taking into account all valid extensions of time for filing) with the appropriate Taxing authorities all material federal, state and local Tax Returns required by Law to be filed by the Company and (b) the Company will timely file any such returns required by Law to be filed (taking into account all valid extensions of time for filing) on or prior to the Closing Date. Except as set forth in Section 2.09(a) of the Disclosure Schedule, (i) such Tax Returns are (and, to the extent they will be filed prior to the Closing Date, will be) complete and accurate in all material respects, (ii) the Company does not have pending any request for an extension of time within which to file Tax Returns and (iii) all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

           (b) The Company has not been a member of an Affiliated Group filing a consolidated Tax Return. Trump Indiana has not filed consolidated tax returns with any other party.

           (c) The Company has no liability for the Taxes of any Person other than the Company (i) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise. The Company has no obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person.

           (d) Except as reflected in Section 2.09(d) of the Disclosure Schedule, (i) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company (ii) the Company has not received notice of any such pending audits or proceedings and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company.

           (e) Except as set forth in Section 2.09(e) of the Disclosure Schedule, neither the IRS nor any other Taxing authority (whether domestic or foreign) has asserted, or to the Knowledge of the Seller threatened to assert, against the Company any material deficiency or material claim for Taxes. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss. 6662.

           (f) There are no Liens for Taxes upon any Assets and Property of the Company, except for Liens for Taxes not yet due and payable and as to which adequate reserves have been established on the Financial Statements of the Company.

           (g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code ss.162(m) (or any corresponding provision of state, local or foreign Tax law).

           (h) Except as reflected in Section 2.09(h) of the Disclosure Schedule, the Company has not received a written ruling from any Taxing authority.

           (i) The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). The Company has not filed a consent under Code ss.341(f) concerning collapsible corporations.

           (j) The unpaid Taxes of the Company did not, as of the date of the Unaudited Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto). Since the date of the Unaudited Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice. The deferred tax balances of the Company as of the date of the Unaudited Financial Statements are correct and accurate in all material respects in accordance with GAAP. No material adjustments were made to the deferred tax accounts from the date of the December 31, 2004 audited financial statements.

           (k) Except as may result from actions taken by Seller as permitted under Section 8.05, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

                (i) change in method of accounting for taxable period ending on or prior to the Closing Date;

                (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

                (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

                (iv) prepaid amount received on or prior to the Closing Date.

           (l) The Company has not made an election under Code ss.382(1)(5).

           (m) The IRS has not advised the Company that it intends to assert any tax deficiency other than as disclosed on Section 2.09(e) of the Disclosure Schedule.

           2.10 Company Property.

           (a) The Company does not own any real property. Section 2.10(a) of the Disclosure Schedule lists all leases of real property by the Company. Except as disclosed in Section 2.10(a) of the Disclosure Schedule, (i) the Company has a valid leasehold interest in and to the Company Property (as hereinafter defined), subject in each case to the express terms and conditions of the applicable lease and otherwise free and clear of all Liens other than Permitted Liens, Permitted Exceptions, the rights of the lessor pursuant to each lease, and Liens on the fee estate and/or other interests in the real property which is the subject of the lease which are superior to that held by the Company, and
(ii) the Company is in exclusive possession of (y) the real property leased by the Company pursuant to the Real Estate Lease dated February 1, 2001 between Industrial Highway Corporation, as landlord, and the Company, as tenant, as amended by Amendment dated April 4, 2001 and Lease Extension effective February 1, 2005, and (z) the Land (as such term is defined in the Ground Lease dated as of August 29, 1997 by and between BHR, as lessor, and Trump Indiana Realty, LLC, as lessee) (collectively, the "Company Property"). There is no material breach or violation of or default by the Company, or, to the Knowledge of the Company, by any other party thereto, under any lease with respect to the Company Property, whether or not such breach, violation or default has been waived and no event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation of, or default by the Company thereunder, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration.

           (b) Except as disclosed in Section 2.10(b) of the Disclosure Schedule, to the Knowledge of the Company, none of the Company Property or the Improvements, or the use and operation thereof, contravene or violate any building, zoning, subdivision, land use, administrative, occupational safety and health, the Americans with Disabilities Act, environmental or other similar applicable Law in any material respect where the Company is responsible to cure same under the applicable lease document. The Company has not received any written notice from any Governmental or Regulatory Authority advising the Company of (i) a violation of any such Laws or (ii) any action which must be taken to avoid a violation thereof.

           (c) The Company has obtained all material licenses and permits required from all Governmental or Regulatory Authorities having jurisdiction over the Company Property and the Riverboat.

           (d) To the Knowledge of the Seller, there are no pending or threatened condemnation proceedings relating to the Company Property.

           (e) The Company has not received written notice of any special Tax assessment relating to the Company Property or the Riverboat or any portion thereof and, to the Knowledge of the Seller, there is no pending or threatened special assessment.

           (f) Except with respect to real property and/or Improvements owned by BHR and/or BHPA, the Company Property, the Riverboat and the Improvements constitute all of the real property and other Improvements which the Company owns or in which the Company holds an interest.

           (g) To the Knowledge of the Seller, the Riverboat and the Improvements on the Land have no structural defects, and have been maintained in all material respects in accordance with standard industry practice.

           (h) The Company has not received any written notice which remains outstanding and uncured of the Company's default in complying with the terms and provisions of any of the covenants, conditions, restrictions or easements constituting a Permitted Exception and to the Knowledge of the Seller, no other party to such a document is in default thereunder.

           (i) Except as disclosed in Section 2.10(i) of the Disclosure Schedule, (x) since March 28, 2005, there has been no construction performed by any third party on, or modifications to, the Company Property, and (y) other than as set forth in the Title Report or otherwise disclosed to Purchaser in writing, there are no unpaid bills or any matters or disputes created by the Company which, if such unpaid bills, matters and disputes are not resolved on or before the Closing Date, could ripen into mechanic's liens relating to the Company Property.

           (j) The Company has paid all amounts owed by the Company for utility and services under any lease of Company Property, and all business, rent, sales or other taxes or fees imposed due to use of the Company Property to the extent the same were due and payable.

           (k) No escrow payments have been required by the landlords on account of real estate Taxes.

           2.11 Tangible Personal Property.

           (a) The Assets and Property that constitute tangible personal property owned by the Company are free and clear of all Liens other than Permitted Liens, and the liens listed in Section 2.11 of the Disclosure Schedule. The Assets and Property that constitute tangible personal property owned by the Company are located at the Company Property or on the Riverboat or on real property owned by BHR and/or BHPA.

           (b) Except as set forth on Section 2.11 of the Disclosure Schedule,
(i) the Technology is in operational condition and has been maintained in all material respects in accordance with the manufacturers guidelines of such Technology, (ii) all other Assets and Properties that constitute tangible personal property owned or leased by the Company are in reasonable working order, subject to ordinary wear and tear, and (iii) such other Assets and Property have been maintained in all material respects in accordance with industry practice.

           (c) Except for Excluded Rights and as set forth in Section 2.11 of the Disclosure Schedule, there are no Assets and Property that constitute tangible personal property, including any slot machine used by the Company, but owned by, or which will be required to be returned to, Seller or any of its Affiliates, or which the Company will otherwise not be able to continue using, following the Closing.

           2.12 Intellectual Property Rights.

           (a) Section 2.12(a) of the Disclosure Schedule lists all (i) trademark and service mark registrations and applications and common law service marks owned by the Company, (ii) trademark, service mark and tradename license agreements to which the Company is a party, and (iii) computer software licenses to which the Company is a party. The Company is not, nor has Seller or the Company received any notice that the Company is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use Intellectual Property. To the Knowledge of the Company, no such Intellectual Property is being infringed by any other Person. Neither Seller nor the Company has received notice that the Company is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or, to the Knowledge of the Company, has been made to such effect and, to the Knowledge of the Company, the Company is not infringing any Intellectual Property of any other Person in connection with the conduct of the Business. Other than the Excluded Property, no other Intellectual Property is used by the Company or is necessary for the use by the Company in the conduct of the Business.

           (b) The Company owns or has a valid right to use, pursuant to license, sublicenses, agreement or permission, the Intellectual Property necessary for the operation of the Business as presently conducted, except where such failure would not reasonably be expected to have a Material Adverse Effect.

           2.13 Contracts.

           (a) Section 2.13(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (in each case, other than as relate to BHR or BHPA), to which the Company is a party and by which any of its Assets and Properties are bound (true and complete copies, (or, if no written Contract, reasonably complete and accurate descriptions) of which, together with all amendments and supplements thereto have been provided to the Purchaser):

                (i) all Contracts (excluding employee benefit plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee;

                (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with the Company in connection with the Business;

                (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

                (iv) the Development Agreement;

                (v) all collective bargaining or similar labor Contracts covering any Employee; and

                (vi) all other Contracts (other than employee benefit plans and the leases identified on Schedule 2.10(a)) with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $25,000 annually and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any material cost or penalty to the Company.

           (b) As of the date of this Agreement, the Development Agreement Obligation is approximately $2,068,566. The Company has in all material respects performed and as of the Closing will have performed all obligations required to be performed by it as of such dates under the Development Agreement.

           (c) There is no material breach or violation of or default by the Company, or, to the Knowledge of the Company, by any other party thereto, under any Contract listed on Section 2.13(a) of the Disclosure Schedule, whether or not such breach, violation or default has been waived, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation of, or default by the Company thereunder, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration.

           2.14 Licenses and Compliance with Laws.

           (a) Section 2.14(a) of the Disclosure Schedule contains a true and complete list of all material Licenses held by the Company. Prior to the execution of this Agreement, the Company has delivered to Purchaser true and complete copies of all such material Licenses.

           (b) Except as disclosed in Section 2.14(b) of the Disclosure
Schedule:

                (i) the Company and each of its directors, officers and persons performing management functions similar to officers collectively own or validly hold, in the Company's name or in such individual's own name, all Licenses that are material, individually or in the aggregate, to the Business;

                (ii) each License is valid, binding and in full force and effect and no event has occurred which could reasonably be likely to result in the revocation, non-renewal, modification, supervision, limitations or termination of any License that currently is in effect;

                (iii) the Company is not, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License;

                (iv) the Company and each of its directors, officers and persons performing management functions similar to officers are in compliance with terms of the Licenses in all material respects;

                (v) the execution, delivery and performance by the Company of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon the Company or any of its Assets and Properties under, any License;

                (vi) the Business is not being conducted in material violation of any Law (including, without limitation any Gaming Law);

                (vii) other than with respect to normal oversight of Governmental or Regulatory Authorities occurring in the ordinary course of business, neither Seller nor the Company has received any written notice of any pending investigation or review by any Governmental or Regulatory Authority with respect to the Company, and, to the Knowledge of the Company, no such investigation or review is threatened;

                (viii) the Company has maintained and will maintain at all times reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, required by the Gaming Laws, including the cash reserve requirements thereunder;

                (ix) the Company has not received any written claim, demand, notice, complaint, court order or administrative order from any Governmental or Regulatory Authority since January 1, 2005 under, or relating to, any violation or possible violation of any Gaming Laws that did or would result in fines or penalties of $100,000 or more and, to the Knowledge of the Company, there is no fact or event which would reasonably be expected to result in receipt of any such claim, demand, notice, complaint, Order from any Governmental or Regulatory Authority, and

                (x) none of the Company, Seller nor any of their directors, officers, employees or stockholders, has made any payments to any Person in connection with its business, which payments violate applicable Law, including without limitation, the Foreign Corrupt Practices Act.

           2.15 Indebtedness.

           (a) Except as set forth in Section 2.15 of the Disclosure Schedule, the Company has no outstanding intercompany Indebtedness or other intercompany obligations to Seller (including its direct and indirect subsidiaries and Affiliates) or any obligation to incur the same, and none of Seller or any other Affiliate of Seller (including its direct and indirect subsidiaries and Affiliates) has any Claim, on account of intercompany Indebtedness or otherwise, against the Company. Following the Closing, the Company will have no outstanding intercompany Indebtedness or other intercompany obligations to Seller (including its direct and indirect subsidiaries and Affiliates).

           (b) Except for the matters set forth in Section 2.15 of the Disclosure Schedule, and as otherwise reflected in the Financial Statements, as of the Closing Date the Company will have no Indebtedness.

           2.16 Environmental Matters.

           (a) Definitions. The following terms, when used in this Section, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                (i) For purposes of this Section only, the term "the Company" shall mean Trump Indiana and Trump Indiana Realty, LLC.

                (ii) "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                (iii) "Environmental Laws" shall mean all regulations of any Governmental or Regulatory Authority which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

                (iv) "Environmental Conditions" means a Release on the Company Property.

           (b) Company Property. During the period that the Company has leased the Company Property, the Land and, to the Knowledge of the Company, the balance of the Company Property has been leased or operated by the Company in all material respects in compliance with all Environmental Laws and in a manner that will not give rise to any fine, penalty or sanction against the Company under Environmental Laws. Without limiting the foregoing, except as disclosed in the Environmental Report, during the period that the Company has leased the Company Property, (i) there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of or handled at the Company Property, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Company Property in compliance with all Environmental Laws in all material respects and necessary for the operation of the Business, (ii) in all material respects, the Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled their Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in fine, penalty or sanction of the Company under Environmental Laws, and (iii) to the Knowledge of the Company, there is not now any underground or above-ground storage tank or pipeline at the Land where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws in all material respects and, there has been no Release from or rupture of any such tank or pipeline, including, without limitation, any Release from or in connection with the filling or emptying of such tank. The Company has, and at all times has had, all Licenses, which are required under applicable Environmental Laws ("Environmental Permits") in connection with the conduct of the Business, and is and at all times has been, in material compliance with the terms and conditions of all such Environmental Permits.

           (c) Notice of Violation. The Company has not received any written notice of alleged, actual or potential responsibility for, or any written inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Company Property or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any Environmental Permit.

           (d) Environmental Conditions. Except as set forth in the Environmental Report, to the Knowledge of the Company, there are no Environmental Conditions at the Land.

           (e) Environmental Audits or Assessments. The Company has delivered to Purchaser true, complete and correct copies of the Environmental Report and all other environmental reports and updates thereto obtained by the Company which have been conducted at the Company Property within five years from the date of this Agreement.

           (f) Proceedings. There are no Proceedings, including citizens suits, pending or to the knowledge of the Company threatened, against the Company based on Environmental Laws, or otherwise arising from the Company's activities involving Hazardous Materials, including Proceedings under Environmental Laws based on the generation, transportation, treatment, storage, recycling or disposal of Hazardous Materials or the failure to have any required Environmental Permits.

           2.17 Labor Matters. The Company is not a party to any collective bargaining agreement with respect to its Employees with any labor organization, union, group or association, except as listed in Section 2.17 of the Disclosure Schedule. To the Knowledge of the Company, there are no current activities of any labor union to organize any non-union Employees of the Company. There is no current labor strike or labor disturbance or, to the Knowledge of the Company, threat thereof against the Company by or with respect to any Employees of the Company nor is any grievance outstanding against the Company under any collective bargaining agreement.

           2.18 Insurance. Section 2.18 of the Disclosure Schedule contains copies of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by the Company. There has not been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums which are due and payable and no notice of cancellation or non-renewal of any such coverage has been received by the Company. There are no outstanding performance bonds covering or issued for the benefit of the Company other than as described in Section 2.18 of the Disclosure Schedule. All such insurance policies are in full force and effect on the date hereof. There are no material pending insurance claims or any factual basis therefor other than as described in Section 2.18 of the Disclosure Schedule. The Company has not received any oral or written notice from any insurance carrier or provider (a) indicating that there will be a material increase in the premiums charged for any such policies, (b) disputing any obligation to pay any insurance claim presented to any such insurance carrier or provider, or (c) indicating that any such insurance carrier or provider intends to terminate, or refuse to renew, any such insurance policy.

           2.19 Employee Plans; Employees.

           (a) Section 2.19(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans, including, but not limited to, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, equity purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which the Company maintains or has maintained, or under which the Company has or had any obligations with respect to any employee, now or at any time during the five year period ending on the Closing Date (the "Plans").

           (b) The Company has no unfunded liabilities in connection with any of the Plans, all contributions, premium payments and other payments due from the Company to or under such Plans have been paid in a timely manner, and all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

           (c) Except as set forth in Section 2.19(c) of the Disclosure Schedule, with respect to each of the Plans:

                (i) each Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, other applicable law, and all regulations thereunder;

                (ii) all material disclosures to employees and all filings and other reports relating to each such Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

                (iii) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of the Company, threatened with respect to any such Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Plan;

                (iv) Seller has delivered to Purchaser true and complete copies of the following: the current Plan document (including a written description of all oral Plans), any amendments thereto, and the related summary plan description, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Plan; for the last three Plan years, the financial information or reports (including any FASB required reports, if applicable), valuation reports, and/or actuarial reports relating to each such Plan; all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; and all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith;

                (v) neither any such Plan nor any other person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code
Section 4975) with respect to such Plan, for which no individual or class exemption exists;

                (vi) each Plan which is a "group health plan" (as defined in Code Section 5000(b)(1)) has complied and will comply at all times up to the Closing Date in all material respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code
Section 4980B (commencing on January 1, 1989); and

                (vii) no such Plan is an "employee welfare benefit plan" (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code Section 4980B or Part 6 of subtitle B of Title I of ERISA).

           (d) With respect to each Plan which is an "employee pension benefit plan" (as defined in ERISA Section 3(2)):

                (i) no event has occurred and no condition exists relating to any such Plan that would subject the Company or Purchaser to any tax under Code Sections 4972 or 4979, or to any liability under ERISA Section 502;

                (ii) to the extent applicable, no such Plan has experienced any "accumulated funding deficiency" (as defined in Code Section 412), whether or not waived, at any time;

                (iii) no such Plan is subject to Title IV of ERISA; and

                (iv) no such Plan is a "multiemployer plan" (as defined in ERISA
Section 3(37)).

           (e) with respect to each Plan which is a "multiemployer plan" (as defined in ERISA Section 3(37)), to the Knowledge of the Company, the foregoing representations would also be true with respect to such multiemployer plan; and Seller has delivered to Purchaser data which accurately discloses its total contribution base units for each of the last eight consecutive Plan years.

           (f) Section 2.19(f) of the Disclosure Schedule lists, for each present Employee of the Company whose annual rate of compensation exceeds $50,000, the name of such Employee and the current salary level and title of such Employee, and the date of Employment and any bonus or incentive compensation paid during 2005 or 2004 to each such Employee.

           (g) Except as disclosed in Section 2.19(g) of the Disclosure Schedule, no Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a change in control of the Company.

           2.20 Legal Proceedings, Etc. Except as disclosed in Section 2.20 of the Disclosure Schedule, there are no Actions or Proceedings pending by or against or, to the Knowledge of the Company, threatened against, relating to or affecting Seller or Trump Indiana that questions the validity of this Agreement, Seller's right to enter into and perform this Agreement and consummate the transactions contemplated hereby or any action taken or to be taken by Seller or the Company in connection with this Agreement or which is against Trump Indiana or its Assets and Properties and which involves an amount in excess of $25,000 (if insured) or an amount in excess of $10,000 if not insured or if involving a workers' compensation claim.

           2.21 Transactions with Affiliates. Except as disclosed in Section
2.21 of the Disclosure Schedule, (i) there are no services provided to the Company by any Affiliate for which an expense is not reflected in the Company's financial statements, and (ii) since January 1, 2004, no items of tangible personal property (other than cash) have been transferred by the Company to any Affiliate of the Company. Seller has delivered to the Purchaser all third-party contracts to which both the Company and Seller, or any of their Affiliates, is a party.

           2.22 Receivables. Seller has delivered to the Purchaser a complete, accurate and current copy of a list and the aging of the accounts receivable and casino collection receivables, by customer, of the Company that are outstanding as of September 30, 2005. All accounts receivable and casino collection receivables as reflected in the Financial Statements or as will be reflected in the Working Capital Statement (a) arose (or will arise) out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the business and (b) to the Knowledge of the Company, are not subject to material defenses, setoffs or counterclaims other than normal allowances.

           2.23 Progressive Slots. The progressive slot machine Liabilities of the Company (i) are measured on a daily basis, or otherwise in compliance with applicable Gaming Laws, (ii) include any Liabilities of progressive slot machines that have been removed from the casino floor and are required to be returned to the casino floor and (iii) are reflected on the Company's Financial Statements.

           2.24 Chips and Tokens. Section 2.24 of the Disclosure Schedule sets forth a list of all current series of chips and tokens of the Company. All earlier series of chips and tokens issued by the Company have been properly redeemed and returned, with no future liability of the Company. The Company has not written off any chip or token Liabilities in the last five years.

           2.25 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company, Seller and Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

           2.26 Bank Accounts. Section 2.26 of the Disclosure Schedule sets forth the names and locations of all banks in which the Company has a bank account or safe deposit box, if any, and the names of all Persons authorized to draw thereon or to have access thereto

           2.27 Sufficiency of Assets and Contracts. After the Closing, the Company will own, have a valid leasehold interest in, or have possession of a valid license to use, all the material Assets and Properties necessary for the conduct of its Business as presently conducted, other than the Excluded Rights. After giving effect to the Closing, the Company will not license or lease from Seller or an Affiliate of Seller any Assets and Properties necessary for the conduct of its Business as presently conducted, it being understood that following the Closing the Company will no longer have the right to use the name "Trump" in the conduct of the Business.

           2.28 Exclusive Representations; No Material Misstatements or Omissions. Except for the representations and warranties contained in this Agreement, the Seller makes no other express or implied representations or warranties concerning the Company or any of its Assets and Property or any transactions contemplated hereby. The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the factual statements contained in this Article II, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller as set forth in this
Article III.

           3.01 Organization and Qualification of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Indiana. Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary. Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to document and operate vessels in the coastwise trade of the United States.

           3.02 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to purchase the Shares. This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

           3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements, the performance by Purchaser of its obligations contemplated hereby and thereby will not:

           (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Purchaser;

           (b) except as disclosed on Schedule 3.03(b), conflict with or result in a breach of any provision of, constitute (with or without notice or lapse of time or both) a default under, result in a modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract to which Purchaser is a party; or

           (c) violate or conflict with any Law or Order to which Purchaser or any assets of Purchaser is subject.

           3.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04 to this Agreement, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser are required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby. To the knowledge of Purchaser, there is no fact or circumstance which would reasonably be expected to prevent or materially delay the obtaining of any consent or approval of any Governmental or Regulatory Authority by Purchaser which is required to be obtained by Purchaser in connection with this Agreement.

           3.05 Litigation. There are no material Actions or Proceedings pending or, to the knowledge of Purchaser, threatened that question the validity of this Agreement, Purchaser's right to enter into and perform this Agreement and consummate the transactions contemplated hereby or any action taken or to be taken by Purchaser in connection with this Agreement.

           3.06 Securities Act Representations. Purchaser is acquiring the Shares solely for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act. Purchaser does not have any present intention of selling, granting any participation in, or otherwise distributing any of the Shares otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Purchaser acknowledges that the Shares are not registered under any securities laws and may not be resold or transferred except pursuant to the registration and other provisions of applicable securities laws or pursuant to an exemption from such registration.

           3.07 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser or its Affiliates with Seller without the intervention of any Person on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

           3.08 Financial Capability. Purchaser shall have at Closing sufficient funds to pay the Initial Purchase Price.

           3.09 No Implied Representations. Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, neither Seller nor any of its parents, subsidiaries, Affiliates, agents or representatives or purported agents or representatives has made, and none of the foregoing entities or Persons is liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Business, the Assets or Property of the Company or any part thereof, the physical condition thereof, environmental matters, the income, expenses or operation thereof, the financial prospects for the Business or any other matter or thing with respect thereto, including any existing or prospective Governmental Authorities provided that the foregoing shall not limit any remedies of Purchaser with respect to any material furnished in writing by Seller to Purchaser expressly for inclusion in its offering documents in connection with the financing of the transactions contemplated hereby.

                                   ARTICLE IV
                               COVENANTS OF SELLER

           Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Seller will and will cause the Company to and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein, Seller will, comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing, such consent not to be unreasonably withheld.

           4.01 Regulatory and Other Approvals. Seller will, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including, without limitation, those described in Section
2.05 of the Disclosure Schedule, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith, (iii) cooperate with Purchaser in connection with Purchaser's efforts to obtain from the City of Gary, Indiana an amendment to the Development Agreement of Purchaser, terminating the Development Agreement with the Company and releasing all remaining obligations thereunder of the Company, including, without limitation, with respect to the Trump Foundation, which cooperation shall include the Company's execution of the documents to implement the foregoing and (iv) cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. In furtherance of the foregoing, Seller shall prepare in conjunction with Purchaser a joint application to the Indiana Gaming Commission seeking approval of the purchase and sale contemplated by this Agreement and all necessary related rulings and orders regarding the assumption by Purchaser of the control and operation of the Business.

           4.02 HSR Filings. In addition to, and without limiting Seller's covenants in Section 4.01, Seller will (i) take promptly all actions necessary to make the filings required by Seller or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the FTC or the DOJ pursuant to the HSR Act, (iii) take all reasonable efforts to cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with defending and/or resolving any antitrust investigation, litigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ or state attorneys general or private parties (other than the parties hereto), and (iv) pay half of any and all filing fees due and payable in connection therewith.

           4.03 Investigation by Purchaser.

           (a) Subject to the terms of the Confidentiality Agreement and to applicable Laws (including, without limitation, antitrust Laws and Gaming Laws), Seller will (i) provide Purchaser and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives, any Person who is considering providing financing to Purchaser for all or any portion of the Final Purchase Price, any appraiser of the Assets and Properties all of whom shall have an express duty of confidentiality to Purchaser for the benefit of Purchaser, Seller and the Company (collectively, "Purchaser Representatives") with reasonable access, upon reasonable prior notice (not less than 24 hours), during normal business hours (or at such other times as Seller may specify) and subject to reasonable scheduling, to such Employees and agents of the Company who have significant responsibility for the conduct of the Business, to the Company's and Seller's accountants and to the Assets and Properties of the Company, and (ii) furnish Purchaser and such other Persons with all such information and data (including, without limitation, copies of Contracts, Licenses, and other Books and Records) concerning the Business, the Assets and Properties of the Company as Purchaser or any of such other Persons reasonably may request in connection with such investigation and (iii) permit the Purchaser's senior officers to meet with their respective personnel who are responsible for the Financial Statements, internal controls, and disclosure controls and procedures of the Company to discuss such matters as the Purchaser may deem reasonably necessary or appropriate for the Purchaser to satisfy its obligations (if any) under SOX after the Closing Date; provided, however, that (i) Purchaser shall not initiate contact with Employees or other agents and representatives of the Company without the prior written consent of such representatives of Seller as shall be designated by Seller for such purpose (Seller's Representatives), and, at Seller's option, a Seller Representative or other agent of Seller shall be present at all such meetings with Employees or other agents and representatives of the Company and (ii) Purchaser shall not unreasonably interfere with the operation of the Business.

           (b) Seller will reasonably cooperate with Purchaser to enable Purchaser to consummate its financing (including using reasonable efforts to provide access to the independent accountants of the Company); provided, however, that upon request from Seller, Purchaser shall provide copies to Seller of financing materials, including offering circulars and amendments thereto used prior to the Closing Date, that contain information about the Company or Seller.

           (c) Promptly following the execution of this Agreement, Seller and Purchaser shall jointly conduct an inventory of (i) the tangible Assets and Property (other than real property interests, inventory and supplies) owned by the Company having an initial purchase price in excess of $10,000 (including installment payments), (ii) the tangible Assets and Property leased by the Company (other than pursuant to individual leases having an annual rental of less than $25,000 or that are terminable by the Company at or prior to the Closing without material liability), and (iii) each live game (including gaming tables), electronic gaming devices (including all slot machines), and other gaming related equipment owned, leased or otherwise used by the Company which in the case of owned equipment has an initial purchase price in excess of $10,000 and in the case of leased equipment having an annual rental in excess of $10,000.

           4.04 Financial Statements and Reports; Filings.

           (a) As promptly as practicable and in any event not later than 20 days after the end of each month ending after the date hereof and before the Closing Date, Seller shall deliver to Purchaser true and complete copies of the
(i) unaudited balance sheet of the Company (including a trial balance which includes all accounts supporting amounts on such balance sheet) and (ii) related unaudited statements of operations and cash flows for each such month then ended. Such unaudited financial statements shall be prepared on a basis consistent with the Unaudited Financial Statements specified in Section 2.06. In addition, Seller shall cause the Company to make representatives of the Company's management reasonably available upon request of Purchaser to discuss the Company's operation of the Business.

           (b) In addition to the foregoing, on or before November 14, 2005, Seller shall deliver to Purchaser a true and complete copy of the reviewed balance sheet of the Company as of September 30, 2005 and the related reviewed statement of operations and cash flows and statement of capital for the nine months then ended (including the comparative statements and footnotes thereto) (the "Reviewed September Financial Statements").

           (c) Seller will cause the Company to deliver to Purchaser true and complete copies of such other financial statements, reports and analyses relating to the Business as may be prepared or received by the Company, or as Purchaser may otherwise reasonably request.

           (d) Seller will cause the Company to deliver copies of all License applications and other filings made by the Company in connection with the operation of the Business after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the Ordinary Course of Business consistent with past practice).

           (e) Subject to Gaming Laws, Seller shall cause the Company to deliver to Purchaser promptly after they become available and, in any case, within five
(5) days after the end of each week, separate reports setting forth the gross gaming win of the Company during such week. Such reports shall be prepared in good faith and derived from the Books and Records of the Company.

           4.05 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations and exceptions set forth below, Seller agrees to cause the Company to, (i) carry on the Business and operations in the Ordinary Course of Business, (ii) pay its debts when due (or within any applicable grace periods, and subject to any good-faith dispute regarding any debt) (iii) pay and otherwise perform its obligations in respect of Taxes and Tax Returns of the Company in accordance with Section 8.02 herein, (iv) maintain reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, in each case, required by the Gaming Laws, including the cash reserve requirements thereunder, (v) maintain the Company's Assets and Properties in good repair, order and condition (subject to normal wear and tear and the obligations of the Company's lessors), replace in the Ordinary Course of Business its inoperable, worn out or obsolete assets with assets of quality consistent with past practice and, in the event of a casualty, loss or damage to any property prior to the Closing Date, whether or not its property is insured, either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damage and
(vi) use all reasonable efforts consistent with past practices and policies to keep available the services of its present officers and key Employees and preserve its relationships with its customers, suppliers, distributors, and others having business dealings with it. In furtherance and not in limitation of the foregoing, Seller will cause the Company to refrain from:

           (a) disposing of any material item or portion of the Assets and Properties used or held for use in the conduct of the Business, other than Inventory or other current assets in the Ordinary Course of Business consistent with past practice, or creating or incurring any Lien, other than a Permitted Lien, on any Assets and Properties used or held for use in the conduct of the Business;

           (b) entering into, amending, modifying, terminating, granting any waiver under or giving any consent with respect to any material Contract or any material License other than in the Ordinary Course of Business consistent with past practice without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed;

           (c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that would constitute a material violation or breach of, or default under, any term or provision of any Contract or any License;

           (d) incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any Liability of or owing to the Company in connection with the Business, other than in the Ordinary Course of Business consistent with past practice;

           (e) engaging in any transaction with respect to the Business with any officer, director or Affiliate of the Company, either outside the Ordinary Course of Business or other than on an arm's-length basis;

           (f) failing to make capital expenditures consistent with the capital expenditure budget provided to the Purchaser attached as Section 4.05(f) of the Disclosure Schedule or making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business not within the capital expenditure budget attached as Schedule 4.05(f) other than gaming equipment, devices and products acquired in the Ordinary Course of Business, except upon receipt of the written consent of Purchaser or failing to undertake maintenance capital expenditures;

           (g) increasing the Employees' cash compensation or severance pay entitlements, or making any other material changes in the Company's compensation and personnel policies except for reasonable and customary periodic compensation increases and bonuses based on performance and consistent with past practice or in accordance with the bonus programs applicable generally to Employees (collectively, the "Bonus Program"), provided the Company may enter into retention agreements with employees that do not materially differ from those retention agreements referenced in Section 2.13(a) of the Disclosure Schedule;

           (h) (i) incurring or assuming any Indebtedness; (ii) accelerating or delaying collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business consistent with past practices; (iii) delaying or accelerating in any material respect payment of any account payable in advance of its due date or the date such Liability would have been paid in the Ordinary Course of Business consistent with past practice; (iv) assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the Ordinary Course of Business; (v) varying the Company's inventory practices in any material respect from the Company's past practices, or (vi) except as required to do so pursuant to any written agreements in existence on the date of this Agreement, making or authorizing any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees);

           (i) entering into any lease affecting the Company Property or Improvements, or modifying or amending in any material respect, or terminate, any of the existing leases with respect to the Company Property (other than the Affiliate Agreements);

           (j) entering into any Contract, or modifying, amending, renewing or extending any obligation affecting the Company Property or Improvements or any part thereof subsequent to the Closing Date, in each case relative to any alterations or improvements to the Company Property;

           (k) failing to maintain its existing insurance coverage in all material respects of all types in effect as of the date hereof; provided, however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, the Company may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

           (l) entering into any collective bargaining agreement or any successor collective bargaining agreement or any amendment to any existing collective bargaining agreement;

           (m) making any change with respect to accounting policies or procedures, other than as required by GAAP or any Governmental or Regulatory Authority;

           (n) taking or committing to take, any action that would make any representation or warranty of the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing so as to cause the conditions to the Seller to consummate the transactions contemplated herein not to be satisfied;

           (o) writing up, writing down or writing off the book value of any assets of the Company, except in the Ordinary Course of Business consistent with past practice and for depreciation and amortization in accordance with GAAP consistently applied, and except as otherwise contemplated by this Agreement with respect to intercompany accounts with Affiliates;

           (p) making any distributions except for distributions of cash in an amount which will not reduce Cash on Hand below the Minimum Cash on the Closing Date;

           (q) engaging in marketing, including the mailing of cash based promotional activities, food and beverage complimentaries for BHR or hotel complimentaries in a manner not consistent with past practices;

           (r) failing to continue to make any payments required under the Development Agreement in a timely manner, including without limitation, those relating to the Marina Access Road, or

           (s) entering into any Contract to do or engage in any of the foregoing.

           4.06 Delivery of Books and Records, etc.; Removal of Property. On the Closing Date, Seller will cause the Company to deliver or make available to Purchaser at the location at which the Business is conducted all of the Books and Records and such other Books and Records as are in the Company's possession at other locations, and if at any time after the Closing the Company discovers in its possession or under its control any other Books and Records or other Assets and Property, it will forthwith deliver such Books and Records or other Assets and Property to Purchaser; provided, however, such Books and Records as constitute Excluded Rights shall be governed by the provisions of Section 1.06 herein.

           4.07 Non-Competition.

           (a) During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date with respect to the following clauses
(i) and (ii) and ending on the twelve month anniversary of the Closing Date with respect to the following clause (iii) Seller agrees not to, directly or indirectly through any of its present or future Affiliates, (i) engage in the operation of any Competing Business (as defined in paragraph (e) of this Section) within a 50-mile radius of Gary, Indiana (excluding the area within the five mile radius of Navy Pier in Chicago, Illinois) (the "Territory"), (ii) acquire, lease, be a controlling owner, controlling shareholder, controlling partner, controlling member or controlling equity holder of, exercise management control over, provide consulting services for, or acquire or maintain a controlling interest in, any Competing Business that is located in the Territory or (iii) except as provided in paragraph (b) of this Section, hire, seek to hire, or recommend or solicit the hiring of, any Employees who are hired by Purchaser as of the Closing Date or encourage any of such Employees to terminate their employment with Purchaser unless Purchaser has first terminated such Person's employment. This Section 4.07 shall continue to apply to Seller if it is acquired by or merged with or into any other Person who owns or operates a Competing Business. Further, a licensing by Seller or its Affiliates of the name "Trump" to any third Person who engages in the foregoing activities within the Territory shall be deemed a violation of this Section 4.07 by Seller. As used herein, "controlling" means having possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

           (b) The obligations of the Seller specified in clause (iii) of paragraph (a) of this Section regarding Employees shall not apply to hiring such Employees for other than hotel or casino employment.

           (c) Seller recognizes that the covenants in this Section 4.07 and the territorial, time and other limitations with respect thereto are reasonable and properly required for the adequate protection of the acquisition of the Shares by Purchaser, and agrees that such limitations are reasonable with respect to its activities and business. Seller agrees and acknowledges that the violation of the covenants or agreements in this Section 4.07 would cause irreparable injury to Purchaser and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in the event of a breach of this
Section 4.07, in addition to whatever other remedies may be available against the Seller at law or in equity, Purchaser shall be entitled to temporary and permanent injunctive or other equitable relief against the Seller without the necessity of proving actual damages or posting bond. Seller also waives any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

           (d) It is the intention of each party hereto that the provisions of this Section 4.07 shall be enforced to the fullest extent permissible under the laws and the public policies of the State of Indiana, and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section is determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

           (e) For purposes of this Section 4.07, "Competing Business" means the business of owning or operating one or more establishments conducting a casino, bingo, poker, race book, sports book, race track or "racino" business, including any of the foregoing which utilize the name "Trump"; provided, however, owning or operating any establishment operating under a currently authorized Illinois gaming license shall not be deemed a Competing Business.

           4.08 Title Insurance Policies and Exceptions.

           (a) Exhibit D hereto contains a copy of a title report for the Company Real Property (the "Title Report") prepared by Chicago Title Insurance Company (the "Title Company"), dated March 28, 2005. The (i) title exceptions identified on Schedule B as items A - E, inclusive, F1 - F15, inclusive, F25, F26 (but only to the extent (i) the Company is not a party, or consented, to the matter(s) described in item F26, or (ii) the Purchaser has knowledge of such matter(s), F27 - F51, inclusive, and F54 - F57, inclusive, on the Title Report), and (ii) matters shown on ALTA/ASCM Land Title Survey Section 23, Twp. 37N. R9W, 2nd P.M., dated December 10, 2004, prepared by DLZ Indiana, LLC as Project No. 0450-8140-70 (the "Existing Survey"), are hereinafter referred to as "Permitted Exceptions".

           (b) Seller shall cause all title exceptions set forth in the Title Report, other than Permitted Exceptions, to be removed on or before the Closing. Seller, however, shall have the right to (i) cause the Title Company to remove any Liens by bonding over such Liens or (ii) obtain the commitment of the Title Company to insure Purchaser against loss or damage that may be occasioned by such exceptions that are not Permitted Exceptions.

           (c) If reasonably required in order for Purchaser to obtain updated title policies for the Land, the Company shall order an updated survey to be prepared and certified to Purchaser, but otherwise comporting with the Existing Survey, at the cost and expense of Purchaser.

           4.09 Fulfillment of Conditions. Seller shall execute and deliver, and Seller shall cause the Company to execute and deliver, at the Closing each Operative Agreement that the Company or Seller are required hereby to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Seller shall also execute or cause the Company as a member of BHR and BHPA to execute and deliver at the Closing each Operative Agreement that BHR or BHPA is required to execute and deliver as a condition to the Closing.

           4.10 Industrial Highway Lease. Seller shall cause the Company not to renew its lease with Industrial Highway Corporation.

           4.11 Designation of Manager. Seller shall cause the Company to designate Purchaser or any other such entity as Purchaser shall identify as the Company's manager for all alcohol and tobacco related permits pending the transfer of such permits to Purchaser.

           4.12 Acquisition Proposal.

           (a) From the date hereof until the Closing Date, Seller shall not, and shall not authorize or permit any of its Representatives or other Affiliates, to, directly or indirectly, take any of the following actions: (A) encourage, solicit, initiate or induce (including by way of furnishing non-public information) any Acquisition Proposal, (B) enter into any letter of interest or similar document, agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (C) approve, endorse or recommend any Acquisition Proposal, (D) participate in any way in discussions or negotiations with, or furnish any non-public information of the Company or Seller to any Person in connection with an Acquisition Proposal, or (E) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it or the Company is a party. Seller will take the necessary steps to inform its Representatives of the obligations set forth in this Section 4.12. It is agreed that any violation of the restriction set forth in this Section 4.12 by any Representative of Seller shall constitute a breach of this Section 4.12 by Seller. Notwithstanding the foregoing, in response to a bona fide written Acquisition Proposal (i) that the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, requires Seller or Parent to provide information to, or to participate in discussions or negotiations with the Person making such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (ii) which Acquisition Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 4.12, Seller, after giving Purchaser written notice of such action, may (x) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement between Seller and Purchaser, provided that all such information has previously been provided to Purchaser or is provided to prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

           (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal from any person relating to, or that would reasonably be expected to lead to, any direct or indirect (A) merger, consolidation, business combination or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of Assets and Property of the Company representing substantially all of the consolidated assets of the Company, (C) issuance, sale, or other disposition of (including by way of merger, consolidation business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing more than 50% of the voting power of Trump Indiana, (D) transaction (including tender offer or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of more than 50% of the outstanding voting equity of Trump Indiana or (E) any combination of the foregoing (other than the transaction pursuant to this Agreement.

           (c) For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal made by a third party to consummate an Acquisition Proposal on terms which Parent's Board of Directors determines in good faith (i) to be more favorable to Parent's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

           (d) Seller shall, as promptly as practicable (and in no event later than 2 Business Days after receipt thereof), advise Purchaser of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Purchaser a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Purchaser fully informed on a prompt basis with respect to any developments with respect to the foregoing.

           4.13 Notice. Seller shall promptly notify Purchaser in writing of, and shall use its reasonable best efforts to cure prior to the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to Seller, that causes or may reasonably be expected to cause any covenant, obligation or agreement of Seller under this Agreement to be violated or remain unfilled in any material respect or that causes or may reasonably be expected to cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect. No written notice given pursuant to this Section
4.13 shall have any effect on the representations, warranties, covenants, obligations or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein, except as set forth in Section 10.01.

           4.14 Affiliate Agreements. On or before Closing, (i) Seller (or the appropriate Affiliate of Seller) and the Company shall terminate the agreements, or the Company's participation in the agreements, listed in Schedule 2.21 of the Disclosure Schedule (the "Affiliate Agreements").

           4.15 Players' Club.

           (a) Section 4.15 of the Disclosure Schedule will include as of the Closing Date (i) the Players' Club database for the Company comprised of (x) customers who are not, or at any time during the prior twelve months were not, also listed on the Lists of any other operating property of Seller or its Affiliates (the "Unique Customers") and (y) customers who are also listed on the Lists of any other operating property of Seller or its Affiliates, and (ii) a list of each customer who had been included in the Players' Club database at any time during the 24 months prior to the Closing Date but who are not included as of the Closing Date.

           (b) Seller shall take such actions as are necessary and acceptable to Purchaser with respect to the information contained in the Players' Club database to ensure that the Players' Club database as it relates to the Unique Customers of the Company is the sole and exclusive property of the Company from and after the Closing Date. Such actions shall include the destruction of all tangible media (including that maintained in any computer memory, storage media or similar form) containing the Players' Club database as it relates to the Unique Customers. Neither Seller nor any Affiliate shall use the Players' Club database relating to Unique Customers after the Closing Date nor will Seller or any of its Affiliates engage in any direct or targeted solicitation of any Unique Customers provided that the foregoing shall not be deemed to restrict Seller's or its Affiliates untargeted or indirect solicitation of customers for casinos located outside the Territory.

           4.16 Intercompany Account Settlement. All intercompany accounts or amounts payable (or accrued) by Seller or any of its Affiliates (other than the Company), on the one hand, to the Company, on the other hand, shall prior to the Closing Date, be netted against any intercompany accounts or amounts payable (or accrued) by the Company, on the one hand, to Seller or any of its Affiliates (other than Company), on the other hand, and the balance of any liability of the Company, if any, shall be contributed by Seller to the capital of the Company (collectively, the "Intercompany Account Settlement"). After giving effect to the consummation of the Intercompany Account Settlement, the Company shall not owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to Seller or its Affiliates, and Seller and its Affiliates shall not owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to the Company.

           4.17 Destruction of Chips. Pursuant to the Indiana Gaming Regulations, Seller shall, at least thirty (30) days prior to the Closing, submit for approval of the applicable Gaming Authorities a plan for the redemption and destruction of all chips and tokens (both as of the Closing Date and at the conclusion of the redemption period provided in Section 4.18 below). Purchaser agrees to cooperate fully with the Seller in effectuating the plan that is approved by the Gaming Authorities.

           4.18 Post-Closing Redemption of Chips. Pursuant to the Indiana Gaming Regulations and as approved and directed by the Gaming Authorities, the Seller shall, for a period of not less than six (6) months after the Closing, redeem for cash all of Seller's gaming chips and tokens issued prior to the Closing. The procedures implemented by Seller shall be those approved by the Gaming Authorities, a copy of which shall be supplied to Purchaser as soon as reasonably practicable. Purchaser acknowledges and agrees that to the extent the Gaming Authorities allow, at the request of the Seller, Purchaser shall redeem said chips and tokens and Seller shall reimburse Purchaser for said redemption for amounts actually so redeemed. After the date hereof through the Closing, Seller shall manage the chip Liability in the Ordinary Course of Business consistent with past practices. Contemporaneously with the Closing, Purchaser will cause the Company to use chips and tokens different than those used by the Company prior to Closing.

           4.19 Operation of BHR and BHPA. Seller shall not cause or permit BHR or BHPA to delay payment of any liability, or otherwise conduct business other than in the Ordinary Course of Business except with respect to the termination of the Affiliate Agreement as completed by Section 4.14.

           4.20 Transition Services. For 90 days following the Closing Date, Seller shall provide to Purchaser such services as reasonably requested by Purchaser and as necessary for Purchaser to operate the Company after the Closing Date. Seller shall negotiate in good faith with Purchaser as to the nature of the specific services to be provided. Seller shall charge Purchaser its cost (without markup) for the provision of such services.

                                    ARTICLE V
                             COVENANTS OF PURCHASER

           Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

           5.01 Regulatory and Other Approvals and Notifications. Purchaser will, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements (each, a "Regulatory Action"), (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with Seller in connection with the performance of their obligations under Sections 4.01 and 4.02. In furtherance of the foregoing, Purchaser shall prepare in conjunction with Seller a joint application to the Indiana Gaming Commission seeking approval of the purchase and sale contemplated by this Agreement and all necessary related rulings and orders regarding the assumption by Purchaser of the control and operation of the Business.

           5.02 HSR Filings. In addition to, and without limiting Purchaser's covenants in Section 5.01, Purchaser will (i) take promptly all actions necessary to make the filings required by Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the FTC or the DOJ pursuant to the HSR Act, (iii) take all reasonable efforts to cooperate with Seller in connection with Seller's filing under the HSR Act and in connection with defending and/or resolving any antitrust investigation, litigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ or state attorneys general or private parties (other than the parties hereto), and (iv) pay half of any and all filing fees due and payable in connection therewith.

           5.03 Fulfillment of Conditions. Purchaser, on its own behalf and as a member of BHR and BHPA, will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement, and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any conditions specified in of this Section. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall obtain any consent that may be required of the lender to BHPA in order to consummate the transactions contemplated by this Agreement, and shall pay any fee required by such lender related to obtaining its consent, and failure to obtain such consent shall not be a condition to Purchaser's obligation hereunder to purchase the Shares.

           5.04 Trump Name.

           (a) As soon as practicable following the Closing, Purchaser shall take all action necessary to cause the name and logo of the business carried on by the Company to be changed, in each case, so that the name or logo does not at any time thereafter contain the words "Trump." Towards that end, Purchaser shall execute and file with the Delaware Secretary of State an amendment to the Certificate of Incorporation of the Company changing the name of the Company, and with the United States Coast Guard such documentation as necessary to change the titled name of the gaming vessel, to such names not containing the name "Trump" as Purchaser elects. Purchaser shall change the name of the Trump Indiana Foundation to such name not containing the name "Trump" as Purchaser elects. Purchaser shall designate a new internet domain name for the Company not containing the name "Trump" to which Seller will automatically direct all hits to the domain name "trumpindiana.com." for a period of 360 days following the Closing. Seller shall also automatically re-direct to Purchaser all emails with the suffix "trumpindiana.com" for a period of 360 days following the Closing.

           (b) Promptly following the Closing, Purchaser shall take such action as is necessary to ensure that any exterior fixture or fitting or other asset visible from outside the business premises which contains the word "Trump" is changed, or covered up until such time as it is permanently changed. Purchaser shall, within 90 days following the Closing, remove and destroy or deliver to Seller all exterior fixtures and fittings or other assets visible from outside the business premises which contains the word "Trump."

           (c) Within 90 days following the Closing, Purchaser shall remove and destroy or deliver to Seller all inventory, uniforms, hotel room supplies, linen, china and other restaurant accessories, unused stationery and promotional material which contains the words "Trump" it being understood that Purchaser can use such inventory or supplies during the 90 days period.

           (d) Promptly following the Closing, Purchaser shall commence such action as is necessary to ensure that any interior fixture or fitting or other asset which contains the word "Trump" is changed, or covered up until such time as it is permanently changed. Within 90 days following the Closing, Purchaser shall replace, and shall remove and destroy or deliver to Seller, all interior fixtures or fittings on the business premises of the Company, and such equipment or portion thereof, which contains the words "Trump."

           (e) Purchaser shall conduct the removal of assets containing the Trump name in a discreet manner. Promptly following such 90 day period, a responsible officer of Purchaser shall certify to Seller that all assets of the Company containing the "Trump" name were either destroyed under the direction and control of the Purchaser or delivered to Seller. Except as provided pursuant to the Trump License, after the Closing Purchaser will not use (and will cause the Company and each of its Affiliates not to use) the name "Trump" or any similar name or any logo incorporating such name or any similar name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of its business.

           5.05 Notice. Purchaser shall promptly notify Seller in writing of, and shall use its reasonable best efforts to cure prior to the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to Purchaser, that causes or may reasonably be expected to cause any covenant, obligation or agreement of Purchaser under this Agreement to be violated or remain unfilled in any material respect or that causes or may reasonably be expected to cause any representation or warranty of Purchaser contained in this Agreement to be untrue in any material respect. No written notice given pursuant to this Section 5.06 shall have any effect on the representations, warranties, covenants, obligations or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

           5.06 Operation of BHR and BHPA. Purchaser shall not cause or permit BHR or BHPA to accelerate or prepay any liability, or otherwise conduct business other than in the Ordinary Course of Business. Purchaser, as a member of BHR, shall also execute and deliver at the Closing, and shall cause AMB Parking, LLC as a member of BHPA, to execute and deliver at the Closing, each Operative Agreement that BHR or BHPA is required to execute and deliver as a condition of Closing.

           5.07 Mutual Covenants. Purchaser shall comply with the obligations imposed upon Purchaser in Sections 4.17 through 4.19 of this Agreement.

           5.08 Financing Letter. Concurrently with Purchaser's execution and delivery of this Agreement to the Company and Seller, Purchaser shall deliver to the Company and Seller a commitment letter executed by Jefferies & Company committing to provide financing in an amount not less than the Purchase Price with the proceeds thereof to be used exclusively for the payment of the Purchase Price and related transaction expenses and otherwise in form and substance reasonably satisfactory to Seller.

           5.09 Surety Bond. At the Closing, Purchaser shall either (i) assume and cause the Company to assume the indemnity obligations of Seller under that certain General Agreement of Indemnity dated February 12, 1997 between Seller and AIG, or (ii) post a replacement bond or take such other steps to cause the IGC to release the Company's existing surety bond.

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

           The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

           6.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date. Any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

           6.02 Performance. Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by them at or before the Closing.

           6.03 Orders and Laws; Actions or Proceedings. On the Closing Date, there shall not be any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, and there shall not be pending on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

           6.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental or Regulatory Authority (including, without limitation, the Gaming Authorities exercising jurisdiction over Purchaser and its Affiliates) necessary to permit Purchaser to perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iii) shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

           6.05 No Material Adverse Effect. There shall not have occurred any act or event resulting in a Material Adverse Effect on the Company from the date hereof through the Closing.

           6.06 Deliveries. Seller shall have executed and delivered to
Purchaser:

                (i) all of the Operative Agreements required hereunder to be executed and delivered by the Company and Seller;

                (ii) certificates evidencing the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank;

                (iii) resignations and releases of each officer and director of Trump Indiana in a form satisfactory to the Purchaser;

                (iv) an executed receipt for the Initial Purchase Price;

                (v) a copy of the Certificate of Incorporation of Trump Indiana, certified as of a date within three (3) Business Days of the Closing Date by the Secretary of State of Delaware;

                (vi) a copy, certified by the Secretary of (A) Seller, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, and in each case such resolutions shall be in full force and effect and not revoked and (B) Trump Indiana, of its Bylaws;

                (vii) a good standing certificate for Trump Indiana issued by the Secretary of State of Delaware dated as of a date within three (3) Business Days prior to the Closing Date;

                (viii) a physical count of cash and Cash on Hand of the Company certified in writing by the Chief Financial Officer of the Seller, and bank reconciliations for each cash account dated as of the Closing Date certified in writing by the Chief Financial Officer of the Seller;

                (ix) duly executed copies of the consents and approvals obtained by Seller in accordance with Section 2.04 and Section 6.04;

                (x) evidence that the requisite consent from the lenders under Seller's Credit Facility has been obtained;

                (xi) evidence that all of the obligations of the Company with respect to the Seller's Credit Facility have been discharged in full and any Liens on the Shares, or on the Assets and Properties of the Company have been released, other than Permitted Liens and capitalized lease obligations which serve as a reduction to the Initial Purchase Price;

                (xii) Section 4.15 of the Disclosure Schedule;

                (xiii) evidence of termination of the Affiliate Agreements;

                (xiv) an executed counterpart of the Trump License in a form mutually acceptable to Seller and Purchaser (the "Trump License");

                (xiv) an executed counterpart of the Escrow Agreement; and

                (xv) evidence that all stay bonus obligations to Employees of the Company have been paid by Seller prior to the Closing Date.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

           The obligations of Seller hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

           7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

           7.02 Performance. Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

           7.03 Orders and Laws. On the Closing Date there shall not be any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

           7.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental or Regulatory Authority (including, without limitation, the Gaming Authorities) necessary to permit Seller to perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby
(i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and
(iii) shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

           7.05 Lender Consent. Seller shall have (i) obtained the requisite consent of Seller's lenders under the Credit Agreement dated as of May 20, 2005 among Seller, Parent, the lenders party thereto, Morgan Stanley & Co., Incorporated, as collateral agent, and the other agents and arrangers party thereto ("Seller's Credit Facility"), (ii) amended Seller's Credit Facility in a manner acceptable to Seller in its sole discretion, and (iii) obtained the release of Seller from its obligations under the General Agreement of Indemnity dated February 12, 1997 between Seller and AIG, and such consents, amendment, and release shall be in full force and effect.

           7.06 Initial Purchase Price. Purchaser shall have paid to Seller the Initial Purchase Price minus the Deposit and minus the Escrow Funds by wire transfer of immediately available funds to an account designated in writing by Seller.

           7.07 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

           7.08 Fairness Opinion. Seller shall have received a fairness opinion from a nationally recognized investment banking institution in form and substance satisfactory to Seller in its sole discretion.

           7.09 Deliveries. Purchaser shall have executed and delivered to
Seller:

                (i) all of the Operative Agreements required hereunder to be executed and delivered by the Purchaser;

                (ii) a copy, certified by the Secretary of Purchaser, of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, and in each case such resolutions shall be in full force and effect and not revoked;

                (iii) duly executed copies of the consents and approvals obtained by Purchaser in accordance with Section 7.04;

                (iv) an executed counterpart of the Trump License

                (v) an executed counterpart of the Escrow Agreement; and

                (vi) evidence of payment of the Escrow Funds to the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                                  ARTICLE VIII
                       TAX MATTERS AND POST-CLOSING TAXES

           8.01 Pre-Closing Taxes. Seller shall be and remain liable for any Taxes due pursuant to any subsequent deficiency determinations which relate to any Pre-Closing Tax Return or the period of time prior to Closing with respect to any Straddle-Period Tax Return. In the event the Company receives notice of, or correspondence with respect to, any deficiency, proposed adjustment, assessment, audit, examination, dispute or other claim with respect to such tax returns for the period prior to the Closing Date (a "Tax Claim"), the Purchaser shall promptly provide Seller with a copy of such notice or correspondence. Seller shall have the right to control the defense and/or settlement of any Tax Claim, subject to the provisions of Section 8.02(b).

           8.02 Responsibility for Filing Tax Returns and Paying Taxes.

           (a) Purchaser shall prepare or cause to be prepared and file or cause to be filed all (i) Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date ("Pre-Closing Tax Returns"); and (ii) all Tax Returns of the Company for all periods which begin before the Closing Date and end after the Closing Date ("Straddle-Period Tax Returns"). Purchaser shall provide to Seller, at least forty-five (45) days prior to the due date for filing, a draft of each such Pre-Closing and Straddle-Period Tax Return for Seller's review and approval, which approval shall not be unreasonably withheld or delayed. During such forty-five (45) day period, Seller shall be permitted to review the books and records of the Company and the working papers of the Company and Company's accountants reasonably related to the preparation of such returns. To the extent Seller's review and approval is unreasonably withheld or delayed, Seller shall indemnify Purchaser for any fines, penalties or interest arising out of a delay in filing such Pre-Closing and Straddle-Period Tax Return resulting therefrom. Any dispute regarding the manner in which such returns should be prepared, including any position taken or disclosure made therein, shall be resolved in accordance with the procedure set forth in Section 1.03(b) of this Agreement. Seller shall timely pay or cause to be paid (i) all Taxes relating to Pre-Closing Tax Returns and (ii) all Taxes relating to the period ending on or before the Closing Date for all Straddle-Period Tax Returns (Taxes of the Company described in Sections 8.02(a)(i) and 8.02(a)(ii) are referred to as "Pre-Closing Taxes") in each case to the extent such Pre-Closing Taxes (other than income, gaming and property Taxes) exceed the reserve therefore on the Final Statement. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date (the "Straddle Period"), the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. In addition, any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken pro rata as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations and the preparation of such returns shall be made in a manner consistent with prior practice of the Company providing substantial authority exists for such positions and such positions are in accordance with any settlement reached with the Service for the 1995-2004 audit period.

           (b) Without the prior written consent of Purchaser, which shall not be unreasonably withheld, neither the Company nor Seller shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax (collectively, a "Tax Action"), if such Tax Action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date other than by reason of decreasing the federal net operating loss carryover of the Company existing on the Closing Date to an amount not less than $2,000,000 (the "Minimum Net Operating Loss Carryover"). In the event any Tax Action would reduce the net operating loss carryover of the Company on the Closing Date below the Minimum Net Operating Loss Carryover Seller may, at its option, (i) take such Tax Action after obtaining the prior consent of Purchaser or (ii) take such Tax Action and provide Seller with an Economic Equivalent Amount equal to $.40 multiplied by the difference between the Minimum Net Operating Loss Carryover and the actual net operating loss carryover of the Company on the Closing Date as a result of such Tax Action (which product shall in no event exceed $800,000). For purposes of the preceding sentence the phrase "Economic Equivalent Amount" shall mean (x) a cash payment to Purchaser from Seller, (y) minimum tax credits within the meaning of Section 53 of the Code which are available to offset the regular corporate income Tax liability of the Company for taxable periods ending after the Closing and which exceed the amount of such credits that would exist had the Tax Action resulted in a net operating loss carryover of $2,000,000 as of the Closing Date Date on a present value basis calculated using the mid-term applicable federal rate in effect on the date of the Tax Action for each affected year assuming the credit is utilized evenly over the next succeeding five years, or (z) any combination of items (x) and (y). By way of example, if a Tax Action reduces the actual federal net operating loss carryover of the Company available on the Closing Date to $1,000,000, Seller may take such Tax Action provided it pays Purchaser $400,000. In the alternative, if after such Tax Action additional minimum tax credits are available, over what would have been available had the Tax Action resulted in a $2,000,000 net operating loss carryover, in an amount sufficient to offset $200,000 of regular corporate income tax liability of the Company, Seller may take such Tax Action and pay the Purchaser $200,000 notwithstanding that the Purchaser would assume the federal net operating loss of $1,000,000.

           (c) Without the prior written consent of Seller, with respect to Pre-Closing Tax Returns and Straddle-Period Tax Returns, neither the Company nor Purchaser shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company with respect to any Pre-Closing Taxes or decreasing any Tax attribute of the Company existing on or before the Closing Date unless such adjustment is required by Law.

           (d) Seller shall not seek any refund for Taxes paid relating to that certain settlement agreement of the Company with the Indiana Department of Revenue, dated March 23, 2005, unless Seller shall have posted, for the benefit of Purchaser, security in the amount of $4,000,000 for any State of Indiana Pre-Closing Taxes that may become payable by the Company as a result of such refund application and any Losses related thereto, such security at Seller's option to be in the form of a letter of credit or cash collateral.

           8.03 Tax Indemnification.

           (a) After the Closing Date, Seller will indemnify and hold harmless Purchaser from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (i) Pre-Closing Taxes of the Company; (ii) any Taxes of the Company measured by income or receipts (including, without limitation, any Tax liability that arises solely by reason of the Company being severally liable for any Tax of any current or former Affiliate of the Company pursuant to Treasury Regulation "1.1502-6 or any analogous state or local Tax provision) and all other Taxes of the Company except those described in Section 8.03(b); and (iii) all Taxes described in
Section 8.01 in each case (except for income, gaming and property taxes), net of any reserve therefor on the Final Statement. Notwithstanding the foregoing, the Seller shall not indemnify and hold harmless the Purchaser from any liability for Taxes for periods following the Closing Date or for Pre-Closing Taxes which are attributable to a breach by the Purchaser of its obligations under Section 8.02(c) of this Agreement. The provisions of this Section 8.03(a) shall not be subject to the limitations or procedures of Article X.

           (b) Purchaser will be responsible for and Purchaser will indemnify and hold Seller harmless against any all liabilities with respect to Taxes for any Taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. Notwithstanding the foregoing, the Purchaser (and the Company) shall not indemnify and hold harmless the Seller from any liability for Pre-Closing Taxes or which is attributable to a breach by the Seller of its obligations under this Agreement. The provisions of this Section 8.03(b) shall not be subject to the limitations or procedures of Article X.

           8.04 Tax Cooperation. After the Closing Date, Seller will cooperate with Purchaser, and Purchaser will cooperate with Seller, in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so requests, and will provide access to, and the cooperation of its auditors. Seller will cooperate with Purchaser and Purchaser will cooperate with Seller in connection with any Tax investigation, audit or other proceeding.

           8.05 Procedures Relating to Indemnification of Tax Claims.

           (a) If one party is responsible for the payment of Taxes pursuant to Sections 8.01-8.03 (the "Tax Indemnifying Party"), and the other party (the "Tax Indemnified Party") receives a Tax Claim with respect to such Taxes, the Tax Indemnified Party shall promptly deliver a copy of such notice to the Tax Indemnifying Party. If a copy of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party's position is actually prejudiced as a result thereof.

           (b) With respect to any Tax Claim, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner at its own expense; provided, however, that the Indemnified Party has the right to review and approve the settlement of the Tax Claim, such approval shall not be reasonably withheld. Notwithstanding anything herein to the contrary, Seller may defend and/or settle any Tax Claims (including by paying such Taxes and seeking a refund) relating to Pre-Closing Taxes as permitted by Sections
8.01 and 8.02(b).

           (c) With respect to any Tax Claim which Seller has the right to control pursuant to the first sentence of this Section 8.05, Seller shall promptly pay or cause the Escrow Agent to pay to the Taxing authority directly the amount of any Liability as finally determined (provided that if Seller elects to sue for refund or contest such Liabilities, it shall make or cause the Escrow Agent to make any payment for which refund is sought).

                                   ARTICLE IX
        SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

           The parties rights and remedies as set forth in Article X of this Agreement with respect to the representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing until, and terminate on, the fifteen month anniversary of the Closing Date with respect to all matters except with respect to the representations and warranties contained in Sections 2.02, 2.03, 2.09, 3.01 and 3.02 which shall survive until expiration of the applicable statute of limitations and provided further that in the event of fraud, all representations and warranties shall survive indefinitely; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with the above provisions of this Article IX will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X. Notwithstanding anything in this Agreement to the contrary, nothing in this Article IX shall limit any covenant, obligation or agreement of the parties which by its terms contemplates performance after the Effective Time.

                                    ARTICLE X
                                 INDEMNIFICATION

           10.01 Indemnification.

           (a) Subject to paragraph (c) of this Section and the other Sections of this Article X, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses (without duplication) suffered, incurred or sustained by any of them, resulting from or arising out of, (i) any breach of representation or warranty by the Seller in this Agreement (other than Section 2.09), (ii) the breach of any covenant or agreement of Seller contained in this Agreement (other than Section 4.12, as to which the provisions of Section 11.03 shall provide Purchaser's exclusive remedy), (iii) a DLJ Claim, (iv) any claim for indemnification by a former director of the Company, (v) any fines or penalties payable to the

Indiana Gaming Commission that relate to matters occurring prior to the Closing Date, (vi) the Noa Litigation or any claim by Joyce Woods, (vii) any item of tangible Assets and Property (including each live game, gaming table, electronic gaming device or other gaming related equipment) which is set forth on the inventory conducted pursuant to Section 4.03(c) but which is not physically present on the Improvements, the Riverboat or on real property owned by BHR and/or BHPA as of the Closing Date, other than assets which have been replaced by assets of equal or greater value or assets which have been the subject of a known casualty loss and (viii) actual liability for workers compensation claims or patron liability (including claims incurred but not reported) from injuries occurring prior to the Closing Date, to the extent such liability is in excess of the reserve therefor on the Actual Working Capital up to the self insured retention limits in effect at the Closing Date. Seller's obligations to indemnify the Purchaser Indemnifying Parties in respect of any and all Losses arising out of any breach of the representations or warranties by Seller in
Section 2.09 (Taxes) of this Agreement, or amounts payable as a result of the Pre-Closing Taxes shall be governed by Article VIII. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be deemed to have waived its right to indemnification for any breach of any of Seller's representations solely to the extent (x) the facts establishing the basis for the breach were provided in a written notice to Purchaser under Section 4.13 and (y) the uninsured Loss related to such breach (or all such breaches) does not exceed $100,000.

           (b) Subject to the other Sections of this Article X, Purchaser shall indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty by Purchaser in this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or (iii) the operation of the Company and the Business from and after the Closing Date.

           (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 10.01(a)(i) unless and until Purchaser Indemnified Parties have suffered, incurred or sustained Losses that would otherwise be indemnifiable pursuant to Section 10.01(a)(i) in excess of $1,000,000 in the aggregate (the "Seller's Threshold") (except as provided in the next sentence), in which event Purchaser Indemnified Parties shall be entitled to claim indemnity (including all related fees and costs) for the amount by which such Losses exceed the Seller's Threshold, provided that the aggregate Losses indemnified by Seller shall not exceed $30,000,000 (the "Cap"). The Seller's Threshold specified in the preceding sentence for entitlement to claim indemnity under Section 10.01(a)(i) shall not apply to a breach of a representation or warranty contained in Sections 2.02, 2.03, 2.09 or 2.11(a) and any Loss with respect thereto shall not be counted against the Seller's Threshold. Neither the Seller's Threshold nor the Cap shall apply in the event of a claim for indemnity by Purchaser for any matter set forth in Article VIII or in Sections 10.01(a)(iii)-(viii) or for any claim based on a breach of Section

           2.11(a). With respect to Losses which are not subject to the Seller's Threshold or the Cap, the Seller shall remain liable for any such Losses.

           (d) In the event that an Indemnifying Party:

                (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or

                (ii) transfers or conveys all or substantially all of its properties and assets (whether in one transaction or a series of related transactions) to any Person,

                (iii) then, and in each such case, proper provision shall be made in connection with the consummation of any such transaction so that such successors and assigns shall assume the obligations of such Indemnifying Party set forth in this Article X.

           10.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.01 shall be asserted and resolved only as follows:

           (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 or as to which Seller's Threshold may be applied is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or of Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party and in any event within 30 days of the time such Indemnified Party learns of such claim or demand. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section
10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration, in accordance with Section 10.02(c).

                (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement that (i) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement, or (ii) with respect to any non-monetary provision of such settlement, could, in the Indemnified Party's reasonable judgment, have a Material Adverse Effect on the Company. The Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 10.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to the Agreement. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section (a)(i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party's good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

                (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Agreement. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section and the Indemnifying Party shall pay the amount of such Loss (subject to the Seller's Threshold and the Cap, if applicable) to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 10.02(c).

           (b) In the event any Indemnified Party has a claim under Section
10.01 or as to which Seller's Threshold may be applied against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party and in any event within 30 days of the time such Indemnified Party learns of such claim. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been actually prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss (subject to the Seller's Threshold and the Cap, if applicable) to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration, in accordance with Section 10.02(c).

           (c) All disputes between the parties arising under this Article X shall be finally resolved by binding arbitration in Indianapolis, Indiana before a single arbitrator, unless either party elects to have such dispute resolved before a panel of three arbitrators, appointed pursuant to the rules of the American Arbitration Association (the "AAA") then in effect applicable to commercial disputes. Arbitration may be commenced at any time by any party hereto giving written notice to the other party to a dispute that such dispute has been referred to arbitration under this Section 10.02(c). The arbitrator(s) shall be selected by the joint agreement of Seller and Purchaser, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules and from the panels of arbitrators maintained by the AAA. Any award rendered by the arbitrator(s) shall be conclusive and binding upon the parties hereto and may be enforced in accordance with the laws of the State of Indiana; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator(s) giving the reasons for the award. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator(s) shall be equally shared; provided, however, that if in the opinion of the arbitrator(s) any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator(s) may assess, as part of his or her award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator(s) against the party raising such unreasonable claim, defense or objection.

           10.03 Exclusive Remedies. The indemnification provisions of Section
8.03 (including the rights under the Escrow Agreement shall be the exclusive remedy of Purchaser with respect to any alleged breach of the representations of warranties contained in Section 2.09 and in Article VIII; the termination fee and expense reimbursement provided in Section 11.03 shall be the exclusive remedy of Purchaser with respect to any alleged breach of Section 4.12 or termination by the terminating party as provided in Section 11.01(e)(due to

Seller's failure to obtain the requisite lender consent) or 11.01(h) (due to the Reviewed September Financial Statements); the remedies related to the Deposit set forth in Section 11.02(b) or 11.02(c) shall be the exclusive remedy with respect to any termination of the Agreement under the circumstances set forth therein; the remedies provided in this Article X shall be the exclusive remedies available to the parties with respect to any alleged breach of all other representations and warranties contained in this Agreement except in the case of fraud; provided however, Purchaser may seek equitable relief with respect to any alleged breach of Section 4.07 or Section 4.15.

           10.04 Losses Net of Insurance. The amount of any and all Losses indemnified under this Agreement shall be determined net of any amounts recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. The amount of any and all Losses indemnified under this Agreement shall be computed to take into account and to deduct the amount of any provision reflected as a current liability in the Final Statement specifically in respect of the matter giving rise to such Loss.

           10.05 Limitation on Liability Following Notice of Breach. Notwithstanding anything to the contrary in this Agreement, following the Closing, (a) Seller shall not be liable to any Purchaser Indemnified Party in respect of any breach of a representation or warranty by Seller if (i) such breach is disclosed to Purchaser prior to Closing, (ii) such breach would constitute a failure of a condition to Purchaser's obligation to close, and
(iii) notwithstanding such notification, the Closing shall have occurred, and
(b) Purchaser shall not be liable to any Seller Indemnified Party in respect of any breach of a representation or warranty by Purchaser if (i) such breach is disclosed to Seller prior to Closing, (ii) such breach would constitute a failure of a condition to Seller's obligation to close, and (iii) notwithstanding such notification, the Closing shall have occurred.

           10.06 Limitations on Indemnification for Workers' Compensation. With respect to Seller's liability for workers' compensation benefits and related medical expenses, Purchaser shall manage all such workers' compensation claims and shall use its reasonable best efforts to mitigate Seller's liability for workers' compensation benefits . Purchaser and Seller shall consult with and cooperate with each other in managing the workers' compensation benefits and no final settlement shall be entered into without the consent of Seller, which shall not be unreasonably withheld.

                                   ARTICLE XI
                                   TERMINATION

           11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned before the Closing:

           (a) upon the mutual written consent of Seller and Purchaser;

           (b) by Seller, if Purchaser is in material breach of this Agreement and such breach has not been cured within 30 days following delivery of notice thereof to Purchaser;

           (c) by Purchaser, if Seller is in material breach of this Agreement and such breach has not been cured within 30 days following the delivery of notice thereof to Seller;

           (d) by Purchaser, if the conditions to Purchaser's obligations specified in Article VI are not satisfied (through no fault of Purchaser) or validly waived by Purchaser;

           (e) by Seller, if the conditions to Seller's obligations specified in
Article VII are not satisfied (through no fault of Seller) or validly waived by Seller (provided that Seller's ability to terminate because the condition set forth in Section 7.08 is not satisfied shall terminate on November 16th, 2005);

           (f) by either Seller or Purchaser, if the Closing has not occurred by December 31, 2005;

           (g) by Seller if (i) Seller has received a Superior Proposal, (ii) in light of such Superior Proposal, the Board of Directors of Parent shall have determined in good faith, after consultation with outside counsel, that it is necessary to terminate this Agreement in order to comply with its fiduciary duties under applicable law, (iii) Seller has notified Purchaser in writing of the determination described in clause (ii) above, (iv) at least three Business Days following receipt by Purchaser of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Purchaser following receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Board of Directors of Parent maintains its determination referred to in clause (ii) (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Purchaser under clause (iii) and a new three Business Day period under this clause (iv)) and (v) Seller is, and at all times has been, in compliance with Section 4.12;

           (h) by Purchaser on or before November 18, 2005, if Seller fails to deliver the Reviewed September Financial Statements by November 15, 2005, or if the Reviewed September Financial Statements demonstrate that the Unaudited Financial Statements did not fairly present in all material respects the financial condition and results of operations of the Company for the nine months then ended.

           11.02 Effect of Termination.

           (a) Upon the termination of this Agreement in accordance with Section
11.01 hereof, the parties shall be relieved of any further obligations under this Agreement, other than any confidentiality obligations contained in Section 13.05, the Termination Fee and expense reimbursement as provided in Section 11.03, and the treatment of the Deposit as set forth in Section 11.02(b) or 11.02(c).

           (b) Upon the termination of this Agreement pursuant to Section 11.01(a), Section 11.01(c), Section 11.01(d) (for any reason other than failure to satisfy the condition set forth in Section 6.04), Section 11.01(e) (for any reason other than failure to satisfy the conditions set forth in Sections 7.01, 7.02, 7.04, 7.06, or 7.09), Section 11.01(g) or Section 11.01(h), the Deposit
shall be returned to Purchaser, without interest.

           (c) Upon the termination of this Agreement for any reason other than the circumstances in Section 11.02(b) under which the Deposit is returned to Purchaser, the Deposit shall be retained by Seller. The parties acknowledge and agree, (i) Seller would sustain substantial damages in the event that transactions contemplated by this Agreement are not consummated as a result of Purchaser's failure to close or termination by Seller for Purchaser's failure to cure a material breach under this Agreement; (ii) Seller's actual damages in the event that transactions contemplated by this Agreement are not consummated as a result of Purchaser's failure to close or termination by Seller for Purchaser's failure to cure a material breach would be difficult or impractical to determine, and the Deposit represents a reasonable estimate of the harm likely to be suffered by Seller in the event that the transactions contemplated by this Agreement are not consummated as a result of Purchaser's failure to close or termination by Seller for Purchaser's failure to cure a material breach; and
(iii) that the retention of the Deposit shall be Seller's sole and exclusive remedy for the events contemplated by this Section 11.02(c) and any material breach of this Agreement by Purchaser.

           11.03 Termination Fee and Expense Reimbursement.

           (a) In the event (i) Purchaser terminates this Agreement pursuant to the provisions of Section 11.01(c) because Seller has breached or is in breach of Section 4.12, or (ii) Seller terminates this Agreement pursuant to the provisions of Section 11.01(e) or 11.01(g), and Seller thereafter enters into an agreement to consummate an Acquisition Proposal (other than the transactions contemplated by this Agreement) within nine (9) months of the date of this Agreement, then upon entering into such agreement to consummate an Acquisition Proposal, Seller shall pay, or cause to be paid, in same day funds to an account provided in writing by Purchaser to Seller on the date of termination of this Agreement, as applicable, $5.0 million (the "Termination Fee"), in addition to the documented fees and expenses of professional advisors incurred by Purchaser in connection with the transactions contemplated by this Agreement (including, without limitation, reasonable fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants) (the "Reimbursement Expenses"). The parties acknowledge and agree that (i) Purchaser would sustain substantial damages in the event that transactions as contemplated by this Agreement are not consummated as a result of Seller's failure to close;
(ii) Purchaser's actual damages in the event that transactions as contemplated by this Agreement are not consummated as a result of the Seller's failure to close would be difficult or impractical to determine, and the Termination Fee, together with the payment of the Reimbursement Expenses represents a reasonable estimate of the harm likely to be suffered by Purchaser in the event that the transactions as contemplated by this Agreement are not consummated as a result of Seller's failure to close; and (iii) that the payment of the Termination Fee, together with the return of the Deposit and payment of the documented reasonable fees and expenses of the Purchaser's professional advisors, shall be Purchaser's sole and exclusive remedy for the events contemplated in this Section 11.03(a).

           (b) In the event Seller terminates this Agreement pursuant to Section 11.01(e) solely because of the failure to obtain the consent of its lenders under, or an amendment to, Seller's Credit Facility, then Seller shall pay to Purchaser concurrently with such termination the Termination Fee (which fee shall be in addition to and not in lieu of any fee otherwise payable pursuant to
Section 11.03(a)) and the Deposit shall be returned pursuant to Section
11.02(b).


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
                                  ARTICLE XII
                                   DEFINITIONS

           12.01 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

           "AAA" has the meaning ascribed to it in Section 10.02(c).

           "Acquisition Proposal" has the meaning ascribed to it in Section
4.12.

           "ACSM" means the American Congress on Surveying and Mapping.

           "Action or Proceeding" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

           "Actual Cash On Hand" means Cash on Hand of the Company as set forth on the Final Statement.

           "Actual Working Capital" means Working Capital of the Company as set forth on the Final Statement.

           "Affiliate" means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this Agreement, neither BHR nor BHPA shall be considered an Affiliate of the Company or the Seller.

           "Affiliate Agreements" has the meaning ascribed to it in Section
4.14.

           "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

           "Agreement" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, as the same shall be amended from time to time.

           "ALTA" means the American Land Title Association.

           "Assets and Properties" or "Assets and Property" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

           "Assignment Instruments" has the meaning ascribed to it in Section 1.04(c).

           "Audits" means the audit for the years 1995 through 1997, and the audit for the years 2002 and 2003.


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
           "Audited Financial Statements" has the meaning ascribed to it in
Section 2.06(a).

           "BHPA" means Buffington Harbor Parking Associates, LLC.

           "BHPA Lease" means that Parking Lease, dated June 19, 2000, as amended to date, by and between BHPA, as lessor, and the Company, as lessee.

           "BHR" means Buffington Harbor Riverboats, L.L.C.

           "Bonus Program" has the meaning ascribed to it in Section 4.05(g).

           "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

           "Business" has the meaning ascribed to it in the forepart of this Agreement.

           "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Indiana are authorized or obligated to close.

           "Cap" has the meaning ascribed to it in Section 10.01(c).

           "Cash on Hand" means cash in the bank (including restricted cash) as of 7:00 a.m. central time on the Closing Date plus Casino Cash.

           "Cash on Hand Adjustment" has the meaning ascribed to it in Section 1.02(c).

           "Casino Cash" means all of the cash (and coin) in the Company's gaming devices, cages and change banks (after giving effect to the contra accounts for gaming chip and tokens purchased) coin vaults, safes, cash drawers and cash registers at the premises of the Company at 7:00 a.m. central time on the Closing Date.

           "Claim Notice" means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

           "Closing" means the closing of the transactions as contemplated by
Section 1.04(a).

           "Closing Date" has the meaning ascribed to it in Section 1.04.


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
           "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "Commitment Fee" means the cost of the commitment letter from Jefferies & Company delivered to Purchaser concurrently with the execution of this Agreement up to the lesser of (i) $1.3 million or (ii) 0.5% of the amount of the committed financing.

           "Company" has the meaning ascribed to it in the forepart of this Agreement.

           "Company Closing Date Indebtedness" has the meaning ascribed to it in
Section 1.02(a).

           "Company Common Stock" has the meaning ascribed to it in Section
2.03.

           "Company Property" has the meaning ascribed to it in Section 2.10(a).

           "Competing Business" has the meaning ascribed to it in Section
4.07(e).

           "Condition of the Business" means the business, financial condition, results of operations, Assets and Properties and prospects of the Business.

           "Confidentiality Agreement" means that certain Confidentiality Agreement dated August 5, 2005, by and between Purchaser and Trump Entertainment Resorts, Inc.

           "Contract" means any agreement, undertaking, obligation or understanding, whether written or oral, or subject to conditions, including any commitment, letter of intent, mortgage, indenture, note, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, sale, merger or other agreement, together with any amendments or modifications thereto and restatements thereof.

           "Deposit" has the meaning ascribed to it in Section 1.02(a).

           "Development Agreement" means that certain Development Agreement between the Company and the City of Gary, Indiana dated May 1, 1996, as amended by an Addendum to Development Agreement dated July 2, 1996 and further amended by Second Amendment to Development Agreement dated February 28, 2001.

           "Development Agreement Obligation" means $2,068,566, representing the unsatisfied amount of the investment commitment by the Company to the City of Gary, Indiana set forth in Section 2.01 of the Development Agreement, net of the value of the collateral securing the bond for such investment commitment, as may be further reduced by any payments made by the Company prior to the Closing Date, in whole or partial satisfaction of such investment commitment.

           "Disclosure Schedule" means the record delivered to Purchaser by the Company and Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Company and Seller pursuant to this Agreement.

           "Dispute Notice" has the meaning ascribed to it in Section 1.03(a).

           "Dispute Period" means the period ending 30 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

           "DLJ Claim" means payments made on any of the five claims filed by DLJ Merchant Banking Partners III, L.P. in the cases filed in the U.S. Bankruptcy Court, District of New Jersey (case nos: 04-46917, 04-46911, 04-46900, 04-46910, 04-46899), or any claims made by DLJ Merchant Banking Partners III, L.P. related to the same subject matter.

           "DOJ" means the Antitrust Division of the U.S. Department of Justice.

           "Employee" means each employee or officer of the Company engaged in the conduct of any part of the Business.

           "Environmental Conditions" has the meaning ascribed to it in Section 2.16(a).

           "Environmental Laws" has the meaning ascribed to it in Section 2.16.

           "Environmental Permits" has the meaning ascribed to it in Section
2.16.

           "Environmental Report" means the Phase I Environmental Site Assessment dated June 2005 prepared by Michael Baker, Jr., Inc., Project Number 106123.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

           "ERISA Affiliate" means a company, trade or business which is treated with Seller as a member of a controlled group of corporations or trades or businesses under common control pursuant to Code (S)414(b), (c), (m) or (o).

           "Escrow Agent" means Chicago Title Insurance Company.

           "Escrow Agreement" means an agreement by and among the Escrow Agent, Purchaser and Seller substantially in the form of Exhibit E attached hereto.

           "Escrow Funds" means $45,000,000 as may be reduced by any amount or amounts of any IRS claim for Taxes which are paid or otherwise satisfied by the Company or Seller prior to Closing.

           "Estimated Working Capital" has the meaning ascribed to it in Section 1.02(b).

           "Excluded Rights" has the meaning ascribed to it in Section 1.06.

           "Final Purchase Price" means the Initial Purchase Price, as may be adjusted in accordance with the terms set forth in Section 1.02 and 1.03.

           "Final Statement" has the meaning ascribed to it in Section 1.03(a).

           "Financial Statements" has the meaning ascribed to it in Section 2.06(a).

           "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended from time to time, including the rules and regulations promulgated thereunder.

           "FTC" means the U.S. Federal Trade Commission.

           "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

           "Gaming Authorities" means the applicable gaming and liquor licensing and Governmental or Regulatory Authorities of the States of Indiana, Mississippi and Colorado and of the applicable counties, cities or other political subdivisions within such states.

           "Gaming Laws" shall mean the federal, state, local or foreign statutes, ordinances, rules, regulations, permits, consents, approvals, licenses, judgments, orders, decrees, injunctions and other authorizations governing or relating to the current or contemplated casino and gaming operations and activities of the Purchaser and Seller.

           "Gaming Licenses" means all licenses (including Liquor Licenses), permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, that are necessary for the Company or the Purchaser to own and operate its gaming facilities and related amenities under the applicable Gaming Laws.

           "Governmental or Regulatory Authority" means any Gaming Authorities, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

           "Hazardous Substance" has the meaning ascribed to it in Section 2.16(a).

           "HSR Act" means (S)7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

           "Improvements" means all buildings, structures, facilities, fixtures, and other improvements on the Company Property.

           "Indebtedness" means all liabilities and obligations, including principal, interest, fees, penalties and expenses, relating to or arising from
(i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company with respect to the deferred purchase price of property (other than customary trade credit), (iv) interest rate and currency obligation swaps, hedges or similar arrangements, (v) any bank overdraft accounts, (vi) all obligations under leases that have been or should be in accordance with GAAP, recorded as capital leases, (vii) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, (viii) all obligations of another Person secured by any Assets or Property of the Company, and (ix) all obligations of the Company to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company.

           "Indemnified Party" means any Person claiming indemnification under any provision of Article X.

           "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

           "Indemnity Notice" means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

           "Independent Accounting Firm" has the meaning ascribed to it in
Section 1.03(b).

           "Indiana Code" means the Indiana Code Sections 1-1-1- et seq., as amended.

           "Infrastructure Obligation" means any obligation of the Company relating to a marine access road infrastructure obligation pursuant to the Development Agreement.

           "Initial Purchase Price" has the meaning ascribed to it in Section 1.02.

           "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all rights to bring suit with respect to the foregoing and all goodwill associated therewith.

           "Intercompany Account Settlement" has the meaning ascribed to it in
Section 4.16.

           "Inventory" means all inventories of office, restaurant, bar, hotel, casino and other supplies (including all foods and alcoholic and non-alcoholic beverages), parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, in each case, which are used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories held for use in connection with the Business, as these shall exist on the Closing Date.

           "IRS" means the U.S. Internal Revenue Service.

           "Joint Venture Closing Date Indebtedness" has the meaning ascribed to it in Section 1.02(a).

           "June Financial Statements" has the meaning ascribed to it in Section 2.06(a).

           "Knowledge of the Company" or "Knowledge of the Seller" means the actual knowledge of Scott Butera, John Burke, Robert Pickus and (solely with respect to the Company) Chris Leininger, Charlotte Cook-Hawkins,Tim Cavanaugh, the four chief engineers for the Riverboat and the chief engineer for the hotel.

           "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

           "Liabilities" means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

           "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, including without limitation, Gaming Licenses and Liquor Licenses.

           "Lien" means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

           "Lists" means all casino player, customer and patron lists, information and databases of the Company.

           "Liquor License" means those certain "off sale", "portable bar" and other alcoholic beverage licenses issued by Government or Regulatory Authorities pursuant to which the sale of alcoholic beverages is permitted.

           "Loss" or "Losses" means any and all damages, liability, injury, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of investigations, litigation or other proceedings or of any claim, default or assessment or determination or defense thereof and amounts paid in settlement).

           "Material Adverse Effect" means any circumstance, development, change in, or effect that, individually or in the aggregate with any other circumstances, developments, changes in, or effects taken as a whole, is or is reasonably expected to be materially adverse to (i) the business or the condition (financial or otherwise), results of operations, operations, assets, liabilities or prospects of a Person, (ii) the ability of a Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement but excluding any effect to the extent resulting from (a) any condition or event which adversely affects the gaming industry generally or the gaming industry in Indiana, (b) general economic conditions,
(c) a change in the condition of financial or securities markets in general, (d) proposal or passage of any law or regulation restricting or adversely affecting the conduct of gaming operations generally, or (e) fluctuations in the earnings or financial condition of the Company during the period from September 30, 2005 to the Closing Date that result from gaming winnings so long as the Company has been operating on a basis consistent with past practice concerning extensions of credit and setting of gambling limits.

           "Minimum Cash" means $10,000,000.

           "Multiemployer Plan" means a multiemployer pension plan, as defined in "3(37) of ERISA, with respect to Employees.

           "Noa Litigation" means that certain action entitled Gary Noa, Elmer Arthur Kaler, Joseph Yaniak and Julia Holden v. Trump Hotels & Casino Resorts, Inc., Trump Taj Mahal Associates, Trump Marina Associates, L.P., Trump Plaza Associates, Trump Indiana, Inc., Craig D. Keyser, Judy Fisher and John Does 1-10 filed in the United States District Court for the State of New Jersey.

           "Operative Agreements" means the Assignment Instruments, the Escrow Agreement and the other documents delivered at Closing.

           "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

           "Ordinary Course of Business" means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person.

           "Organizational Documents" means articles of incorporation, articles of organization, bylaws, operating agreement, or similar organizational document.

           "Parent" means Trump Entertainment Resorts, Inc., a Delaware corporation.

           "Pension Plan" means an employee pension benefit plan, as defined in
(S)3(2) of ERISA, which Seller and each ERISA Affiliate maintain, contribute to, or are obligated to contribute to on behalf of Employees.

           "Permitted Exceptions" has the meaning ascribed to it in Section 4.08(a).

           "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent.

           "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

           "Plans" has the meanings ascribed to it in Section 2.19(a).

           "Pre-Closing Tax Returns" has the meaning ascribed to it in Section 8.02(a).

           "Pre-Closing Taxes" means all Taxes relating to the period ending on or before the Closing Date and all Taxes relating to the Seller's portion of the Tax Straddle Period liability.

           "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

           "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

           "Purchaser Representatives" has the meaning ascribed to it in Section 4.03(a).

           "Regulatory Action" has the meaning ascribed to it in Section 5.01.

           "Reimbursement Agreement" means that certain letter agreement dated October 13, 2005 between Purchaser and Seller relating to the fees and expenses of Ernst & Young, LLP.

           "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata and otherwise as defined in any Environmental Law.

           "Representatives" has the meaning ascribed to it in Section 4.03(a).

           "Resolution Period" means the period ending 30 days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

           "Riverboat " has the meaning ascribed to it in the forepart of this Agreement.

           "SOX" means the Sarbanes-Oxley Act of 2002, as amended from time to time, including the rules and regulations promulgated thereunder.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Seller" has the meaning ascribed to it in the forepart of this Agreement.

           "Seller Indemnified Parties" means Seller and its respective officers, directors, employees, agents and Affiliates.

           "Seller's Credit Facility" has the meaning ascribed to it in Section 7.05.

           "Seller's Threshold" has the meaning ascribed to it in Section 10.01(c).

           "Shares" has the meaning ascribed to it in the forepart of this Agreement.

           "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

           "Straddle-Period Tax Returns" has the meaning ascribed to it in
Section 8.02(a).

           "Superior Proposal" has the meaning ascribed to it in Section
4.12(c).

           "Target Working Capital" shall have the meaning set forth in Exhibit B hereto.

           "Tax Claim" has the meaning ascribed to it in Section 8.01.

           "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, gaming, premium, windfall profits, environmental (including taxes under Code
(S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability and shall include any liability for such amounts as a result either of being (or having been) a member of a combined, consolidated, unitary or affiliate group or of a contractual obligation to indemnify any Person, and shall include any liability for such amounts relating to any other Person if such liability is imposed by reason of law (including transferee or successor liability). For the avoidance of doubt, the term Taxes as used in this Agreement shall be deemed to include (a) the contractual obligation to pay 4% of adjusted gross revenues under the Development Agreement and (b) 50% of any Taxes of BHR or BHPA attributed to the period prior to the Closing Date or the Straddle Period.

           "Technology" means the ACSC Casino system including count room and TITO ticket redemption equipment, InfoGenesis Point of Sales system, LMS hotel reservation and billing and accounting system, Saflok hotel room key system, Hospitality Network hotel in room movie system, Berg liquor dispensing system, NEC telecommunications system, and existing data interfaces between the following systems, telecommunications call accounting and LMS hotel reservations and billing system; Hospitality Network hotel in room movie system and LMS hotel reservations and billing system; Berg liquor system and InfoGenesis POS.

           "Termination Fees" has the meaning ascribed to it in Section 11.03.

           "Territory" has the meaning ascribed to it in Section 4.07(a).

           "Third Party Claim" has the meaning ascribed to it in Section
10.02(a).

           "Title Report" has the meaning ascribed to it in Section 4.08.

           "Transfer Taxes" has the meaning ascribed to it in Section 13.14.

           "Trump Indebtedness" means the indebtedness of Seller under Seller's Credit Facility and under the Indenture dated as of May 20, 2005 among Seller, the guarantors party thereto, and U.S. Bank, National Association, as trustee.

           "Trump Indiana" has the meaning ascribed to it in the forepart of this Agreement.

           "Trump License" means an agreement by and between Seller and the Company substantially in the form of Exhibit F attached hereto.

           "Unaudited Financial Statements" has the meaning ascribed to it in
Section 2.06(a).

           "Unique Customers" has the meaning ascribed to it in Section 4.15(a).

           "Working Capital" means the sum of those current assets less those current liabilities specified in the Target Working Capital set forth on Exhibit B and less (i) the Company's outstanding TITO liability as of the Closing Date and (ii) the Company's outstanding liability for the Trump Indiana Foundation as of the Closing Date.

           "Working Capital Statement" has the meaning ascribed to it in Section 1.03(a).

           12.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "Ordinary Course of Business" and "Ordinary Course of Business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                  ARTICLE XIII

                                  MISCELLANEOUS

           13.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers:


 If to Purchaser, to:              The Majestic Star Casino, LLC
                                   One Buffington Harbor Drive
                                   Gary, Indiana 46406-3000
                                   Attn: Don H. Barden
                                   Tel: (219) 977-7823
                                   Fax: (219) 977-7811

 with a copy to:                   Dykema Gossett PLLC
                                   2723 South State Street, Suite 400
                                   Ann Arbor, Michigan  48104
                                   Attn: Barbara A. Kaye, Esq.
                                   Tel: (734) 214-7694
                                   Fax: (734) 214-7696

 If to Seller, to:                 Trump Entertainment Resorts Holdings, L.P.
                                   1000 Boardwalk
                                   Atlantic City, New Jersey 08401
                                   Attn:  Scott Butera
                                   Tel: (212) 891-1500
                                   Fax: (212) 688-0397

 with a copy of any notice         Graham, Curtin & Sheridan
 to the Company or Seller to:      4 Headquarters Plaza
                                   Morristown, New Jersey 07962
                                   Attn: Peter M. Laughlin
                                   Tel: (973) 401-7110
                                   Fax: (973) 292-1767

           All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of receipt, and (iii) if delivered by overnight courier in the manner described above to the address as provided in this Section, be deemed given the Business Day following deposit with such courier (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

           13.02 Bulk Sales Act. The parties hereto waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

           13.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof between the parties, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

           13.04 Expenses. Except as otherwise expressly provided in the Reimbursement Agreement and in this Agreement (including, without limitation, as provided with respect to the calculation of the Initial Purchase Price and in Sections 5.02, 6.02 and 11.03), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

           13.05 Confidentiality. All documents and information concerning the parties or any of their Affiliates furnished to the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby shall be held in confidence in accordance with the terms of the Confidentiality Agreement.

           13.06 Waiver; Remedies. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

           13.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

           13.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.

           13.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Purchaser without the prior written consent of Seller and the Company and any attempt to do so will be void, except (i) for assignments and transfers by operation of Law and (ii) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including, without limitation, its rights under Articles X and XII) to (A) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing and (B) a wholly-owned subsidiary; provided that, in each instance, the party named herein as Purchaser shall remain jointly and severally liable with each such assignee for each and every obligation of Purchaser hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

           13.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

           13.11 Consent to Jurisdiction; Venue. Each party hereto irrevocably submits to the jurisdiction of any federal or state Courts located in Indiana in any action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

           13.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

           13.13 Publicity. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement and the transactions contemplated hereby shall be made only at such times and in such manner as may be mutually agreed upon by Purchaser and Seller; provided, however, that the parties hereto shall be entitled to issue such press releases and to make such public statements and filings as are, in the opinion of their respective legal counsel, required by applicable law (including any filings with Governmental Authority, the Securities and Exchange Commission, any Gaming Authorities and other Regulatory Authority) in which case the other party shall be advised in advance and provided a copy of the public statement prior to its release if such prior disclosure of the release can be made in a manner that would not violate any applicable laws, including, but not limited to, Regulation FD. Once information has been made available to the general public in accordance with this Agreement, this section shall no longer apply to such information.

           13.14 Transfer Taxes. Seller shall pay all transfer tax, stamp tax, conveyance tax or similar taxes as a result of the transactions contemplated hereby (collectively the "Transfer Taxes").

           13.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to a contract executed and performed exclusively in such State, without giving effect to the conflicts of laws principles thereof.

           13.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           13.17 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.



                    [Signature page and exhibits only follow]

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

PURCHASER:                    THE MAJESTIC STAR CASINO, LLC,
                              an Indiana limited liability company


                              By:  /s/ Don H. Barden
                                   ---------------------------------------------
                                   Name:  Don H. Barden
                                   Title: Chief Executive Officer and President





SELLER: TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., a Delaware limited partnership


                              By:  /s/ Scott Butera
                                  ----------------------------------------------
                                  Name:  Scott Butera
                                  Title: Chief Strategic Officer

                                   EXHIBIT A

                                EMPLOYEE PAYMENTS

1.  John Irwin                    $61,500

2.  Timothy Cavanaugh             $62,400

3.  Brian Marsh                   $32,500

4.  Sonja Dactelides              $47,500

5.  Gregory H. Nichols            $15,000

6.  Dominic Niro                  $13,000

                                    EXHIBIT B

                       TARGET WORKING CAPITAL COMPUTATION

CURRENT ASSETS
Accounts Receivable (net of allowance)(1)                       $1,213,193
Inventories(2)                                                     119,506
Prepaid Expenses and Other Current Assets(3)                       674,304

Total Assets                                                     2,007,003

CURRENT LIABILITIES
Accounts Payable(4)                                             (1,697,017)
Accrued Liabilities(5)                                          (3,859,399)
Other Current Liabilities(6)                                    (1,088,317)

Total Liabilities                                               (6,644,733)

ADJUSTMENTS
Accrued Expenses BHPA                                              202,690

Target Working Capital                                          (4,435,040)

(1)  General Ledger Accounts 1200-000 to 1270-000
(2)  General Ledger Accounts 1310-000 to 1390-000
(3)  General Ledger Accounts 1410-000 to 1490-000
(4)  General Ledger Accounts 2010-000 to 2320-003
(5)  General Ledger Accounts 2410-000 to 2490-011
(6)  General Ledger Accounts 2510-004 and 2510-010 and 2540-004 and 2570-002
and 2570-003

                                    EXHIBIT C

                           WORKING CAPITAL METHODOLOGY

1. Restricted cash shall be based on the amount of cash, CD's or other liquid assets used to secure a letter of credit, bond, or other potential future obligations of the Company for the benefit of a third party.

2. Accounts receivables shall be valid trade accounts of the Company representing obligations of third parties, customers or vendors supported by accurate invoices or some other trade documentation, for goods or services provided.

3. Allowance for doubtful accounts shall be those accounts receivable items where it is anticipated that payment will not be made and such accounts will contain documentation of the collection efforts.

4. Inventories will be based on a physical count of the items classified into inventory, shall be exclusive of obsolete inventory and will be maintained on a first in first out basis.

5. Prepaid expenses shall be those advance payments made by the Company for which a future service is to be performed or goods delivered.

6. Accounts payables shall be valid trade accounts of the Company, representing obligations of third parties, suppliers or vendors supported by accurate invoices or some other trade documentation, for goods or services received.

7. Accruals shall be valid and accurate obligations of the Company, that are supported by documentation and when recorded to reflect the timely and accurate expenses of the Company.

8. Other payables shall be those obligations of the Company that are supported by accurate documentation.

9. Accrued progressive jackpots shall be based on the reading of the progressive meters on the gaming devices of the Company.

10. Actual Working Capital (but not the Target Working Capital) will include a reserve for TITO liability.

11. Deferred revenue and deposits shall be valid future revenue sources of the Company, that shall be earned when a future service is performed, and shall be supported by accurate documentation with evidence that payment has previously been paid for such services.

12. Joint venture receivables and liabilities within in the Company's working capital accounts shall be determined in an accurate manner and should be able to be reconciled with the corresponding receivable or liability on the joint venture's balance sheet.

                                   EXHIBIT E

                                ESCROW AGREEMENT
                                ----------------

           This Escrow Agreement (the "Escrow Agreement") is made as of __________, 2005 by and among The Majestic Star Casino, LLC., an Indiana limited liability company ("Purchaser"), Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership (the "Seller"), and Chicago Title Insurance Company, as escrow agent ("Escrow Agent").

           WHEREAS, Purchaser and Seller have consummated the transactions contemplated by that certain Stock Purchase Agreement dated as of October __, 2005 (the "Purchase Agreement") pursuant to which Purchaser is buying all of the outstanding shares of capital stock of Trump Indiana, Inc., a Delaware corporation (the "Company"), from Seller. Capitalized terms used and not otherwise defined herein which are defined in the Purchase Agreement shall have the meanings ascribed in the Purchase Agreement; and

           WHEREAS, the Company owns fifty (50%) percent of the outstanding membership interests in Buffington Harbor Riverboats, L.L.C. ("BHR"); and

           WHEREAS, the Internal Revenue Service (the "IRS") has audited the Company's 1995-1997 federal income tax returns (the "1995-1997 Audit") and is currently auditing the Company's 2002 and 2003 federal income tax returns (the "2002-2003 Audit"); and

           WHEREAS, the IRS has issued that certain Schedule of Adjustments - Proposed attached hereto as Exhibit A in connection with the 1995-1997 Audit which reflects the examiner's proposed adjustments to the Company's federal income tax liability including the adjustment of certain flow-through items from BHR (the "Proposed Adjustments");

           WHEREAS, Seller anticipates that some or all of the adjustments constituting the Proposed Adjustments will be carried forward to additional open tax years extending through the Closing Date (the "Carryforward Adjustments"); and

           WHEREAS, the IRS has filed one or more Proof of Claim forms in connection with the voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed by the Company with the United States Bankruptcy Court for the District of New Jersey (the "Proof of Claim") which may ultimately be reduced to a single claim which will subsume the Proposed Adjustments and Carryforward Adjustments; and

           WHEREAS, the potential tax liabilities represented in the Proposed Adjustments, the Carryforward Adjustments, and in the Proof of Claim are hereinafter referred to as the "Contingent Federal Income Tax Claims"; and

           WHEREAS, Seller has agreed to indemnify Purchaser against any liability for the Contingent Federal Income Tax Claims pursuant to section 8.03 of the Purchase Agreement (the "Seller's Federal Income Tax Indemnification Obligation"); and

           WHEREAS, Section 1.04(b) of the Purchase Agreement provides that at the Closing, Purchaser shall deliver to the Escrow Agent $45,000,000 of the Initial Purchase Price, as security for Seller's Federal Income Tax Indemnification Obligation to be held and released in accordance with the terms of this Agreement.

           NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. Appointment. Purchaser and Seller hereby appoint Escrow Agent to act as such and Escrow Agent accepts such appointment subject to the terms and conditions contained herein.

2. Deposit into Escrow. Pursuant to Section 1.04(b) of the Purchase Agreement, on the date hereof, Purchaser has deposited with Escrow Agent the sum of $45,000,000, from the Initial Purchase Price due to Seller under the Purchase Agreement (the "Holdback").

3. Disbursement of Holdback. Escrow Agent shall disburse the Holdback only in accordance with this Section 3. The following procedure shall govern the application of the Holdback to satisfy the Contingent Federal Income Tax Claims which give rise to Seller's Federal Income Tax Indemnification Obligation to Purchaser under the Purchase Agreement prior to its release in accordance with the terms hereof. The basis for any claims relating to the Federal Income Tax Indemnification Obligation, and any limitations thereon, pursuant to the terms of the Purchase Agreement shall be governed by the terms and provisions of
Section 8.03 of the Purchase Agreement, and such agreement shall be controlling between Purchaser and Seller for all purposes of this Escrow Agreement and shall be applicable between Purchaser and Seller to the extent it is inconsistent with any provisions hereof.

                a. Disbursement of Holdback to IRS in Accordance with Instructions by Purchaser. Upon the occurrence of an event constituting a Purchaser Release Condition (as defined herein), Purchaser may deliver a notice simultaneously to Escrow Agent and Seller directing the Escrow Agent to deliver all or such portion of the Holdback to the IRS or the United States Treasury as necessary to satisfy a Final Tax Amount, as defined in Section 3(d) hereof (a "Purchaser's Notice"). A Purchaser's Notice shall specify in reasonable detail the Final Tax Amount being satisfied and the basis for such payment, and contain mailing instructions for delivery to the Federal Government. Upon receipt of a Purchaser's Notice, the Escrow Agent shall immediately release the amounts specified in the Purchaser's Notice in accordance with the instructions set forth therein. (a "Purchaser's Notice"). In the event Purchaser issues a Purchaser's Notice prior to the occurrence of a Purchaser Release Condition or causes the release from Escrow of an amount in excess of the appropriate Final Tax Amount (i) Seller shall be entitled to seek and retain a refund of any overpayment of tax resulting therefrom and (ii) Purchaser shall indemnify and hold Seller harmless from any loss, cost, or expense resulting from such action.

                b. Disbursement of Holdback to IRS in Accordance with Instructions by Seller. Seller may deliver a notice simultaneously to Escrow Agent and Purchaser directing the Escrow Agent to deliver all or any portion of the Holdback to the IRS or the United States Treasury in satisfaction of, or as a deposit with respect to, any Contingent Federal Income Tax Claim (a "Tax Disbursement Notice"). A Tax Disbursement Notice shall specify in reasonable detail the Contingent Federal Income Tax Claims being satisfied and contain mailing instructions for delivery to the Federal Government. Upon receipt of a Tax Disbursement Notice, the Escrow Agent shall immediately release the amounts specified in the Tax Disbursement Notice in accordance with the instructions set forth therein. Seller shall be entitled to seek and retain a refund of any overpayment of tax resulting from a payment made pursuant to this section 3(b).

                c. Disbursement of Holdback in Accordance with Instructions by Seller. Upon the occurrence of an event constituting a Seller Release Condition (as defined herein), Seller may deliver a notice simultaneously to Escrow Agent and Purchaser stating that Seller is entitled to all or any portion of the Holdback (a "Seller's Notice"). Each Seller's Notice shall set forth in reasonable detail the basis for such entitlement and the amount to which Seller claims entitlement. If Escrow Agent receives no written objection from Purchaser within ten (10) Business Days after the date on which the Seller's Notice is deemed received by Escrow Agent in accordance with Section 15 hereof, Escrow Agent shall deliver to Purchaser that portion of the Holdback claimed by Seller in such notice. If Escrow Agent receives a written objection from Purchaser (each, a "Dispute") within such ten (10) Business Day period, Escrow Agent shall retain that portion of the Holdback until the Dispute is resolved in accordance with Section 4 hereof. All notices to be given or permitted to be given under this Section 3(c) shall be given in a manner specified in Section 15(a) of this Escrow Agreement and all notices shall be deemed received when made in accordance with Section 15(a) of this Escrow Agreement.

                d. Purchaser Release Conditions. For purposes of this Agreement, the term "Purchaser Release Condition" shall mean the occurrence of any of the following events and the amount due to the federal government with respect thereto shall be referred to as a "Final Tax Amount":

                    (i) a Closing Agreement is executed by Seller (on behalf of the Company) and the IRS with respect to such Contingent Federal Income Tax Claim and the time for satisfaction of any amount thereunder has expired without satisfaction by Seller or the Escrow Agent,

                    (ii) a notice of deficiency is issued by the IRS with respect to such Contingent Federal Tax Claim and Seller neither files a petition with the United States Tax Court on behalf of the Company nor pays or causes the Escrow Agent to pay the amount of such deficiency within ninety (90) days from the date of such notice of deficiency, or

                    (iii) a final order or judgment is entered by a court of competent jurisdiction with respect to such Contingent Federal Income Tax Claim and Seller fails to satisfy or appeal such judgment on behalf of the Company within the time period permitted for such satisfaction or appeal.

                e. Seller Release Conditions. For purposes of this Agreement, the term "Seller Release Condition" shall mean, with respect to each taxable year listed below, the excess of the "Scheduled Amount" identified with respect thereto (which shall include a pro-rata portion of any income from the Holdback which has not been distributed to Seller) over the "Satisfaction Amount" with respect to such taxable year where

                    (i) the Scheduled Amount with respect to each taxable year is as follows:

--------------------------------------- ----------------------------------------
                Year                                Scheduled Amount
--------------------------------------- ----------------------------------------
                1995                                     $8,683
--------------------------------------- ----------------------------------------
                1996                                   10,006,812
--------------------------------------- ----------------------------------------
                1997                                   7,973,183
--------------------------------------- ----------------------------------------
                1998                                   1,751,840
--------------------------------------- ----------------------------------------
                1999                                   2,354,418
--------------------------------------- ----------------------------------------
                2000                                   2,357,777
--------------------------------------- ----------------------------------------
                2001                                   6,889,263
--------------------------------------- ----------------------------------------
                2002                                   7,625,502
--------------------------------------- ----------------------------------------
                2003                                   6,030,735
--------------------------------------- ----------------------------------------
                2004                                     1,787
--------------------------------------- ----------------------------------------


                    and

                    (ii) the "Satisfaction Amount" with respect to each such taxable year shall equal the amount paid or otherwise satisfied (including through the use of net operating losses of the Company) by Seller on behalf of the Company or the Escrow Agent in full satisfaction of the Contingent Federal Income Tax Claims for such taxable year pursuant to (x) a closing agreement entered into by Seller (on behalf of the Company) and the IRS, (y) the payment of a notice of deficiency issued by the IRS by Seller or the Escrow Agent, or
(z) the satisfaction by Seller or the Escrow Agent of an order or judgment or the entry of an order or judgment determining that the Company has no liability with respect to such Contingent Federal Income Tax Claims by a court of competent jurisdiction and the expiration of time for the IRS to appeal such order or judgment.

4. Dispute. In the event of a Dispute, Escrow Agent shall not comply with any notices, claims or demands from either Purchaser or Seller and shall make no delivery or other disbursement of any property then held by it under this Escrow Agreement until (i) it has received a final non-appealable court order from a court of competent jurisdiction directing disposition of the Holdback, (ii) it has received an order of an arbitrator designated in writing jointly by Purchaser and Seller directing disbursement of the Holdback or (iii) it has received written instructions signed by Purchaser and Seller directing disbursement of the Holdback, in which case, Escrow Agent shall deliver the Holdback, or a portion thereof, as the case may be, in accordance with such order or instructions. (Each of the items described in clauses (i), (ii) and (iii) are hereinafter referred to as a "Release Instruction" and collectively as the "Release Instructions".)

5. Disbursement of the Holdback in Accordance with Release Instructions. If at any time Escrow Agent receives a Release Instruction, Escrow Agent shall disburse the Holdback in accordance with, and otherwise comply with, such Release Instruction. All Release Instructions to be delivered under this Section 5 shall be delivered as provided in Section 15(a) of this Escrow Agreement.

6. Remaining Balance of Holdback. If Escrow Agent disburses to the IRS or U.S. Treasury a portion of but less than all of the Holdback pursuant to any Release Instructions, that portion of the Holdback not disbursed (the "Remaining Holdback") shall continue to be held in escrow by Escrow Agent until released in accordance with the terms of this Escrow Agreement.

7. Manner of Distributions. All distributions by Escrow Agent shall be made by bank check or, at the election of the party receiving (or, in the case of a distribution pursuant to Section 3(b), directing) the distribution, by federal funds wire transfer. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent's normal electronic funds transfer procedures. In the event funds transfer instructions are given (other than in writing at the time of the execution of the Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated to receive such funds, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The parties to the Escrow Agreement acknowledge that such security procedure is commercially reasonable. It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by any party hereto to identify (i) the beneficiary,
(ii) the beneficiary's bank or (iii) an intermediary bank. The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank, designated.

8. Interpleader. In the event any Dispute should arise among the parties hereunder which Seller and Purchaser are unable to resolve after five (5) days of good faith negotiations, whether or not litigation has been instituted, Escrow Agent may at the request of one or both parties or in the Escrow Agent's sole discretion deposit the Holdback with the clerk of any court of competent jurisdiction in the Federal Court of the United States in Indiana, and to the extent not so permitted by law then in any Indiana State Court, and interplead Purchaser and Seller. Any costs of such an interpleader motion shall be borne by the parties as provided in Section 9 below.

9. Expenses. Purchaser, on the one hand, and Seller, on the other hand, shall be jointly and severally responsible for all of the costs, expenses or advances incurred or made by Escrow Agent in furtherance of its duties under this Escrow Agreement, including, but not limited to, reasonable attorneys' fees and expenses of Escrow Agent. Any costs, expenses or advances incurred or made by Escrow Agent shall be advanced promptly to Escrow Agent upon its written request, (delivered to all parties and accompanied by appropriate supporting documentation) by Purchaser and/or Seller, as the case may be. The Escrow Agent shall be entitled to compensation for its services hereunder as per Exhibit B attached hereto, which is made a part hereof, and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses or unsatisfied indemnification rights from amounts on deposit in the Escrow Account. Purchaser and Seller agree to share equally the fees of the Escrow Agent due in connection with opening the escrow account. All subsequent fees of the Escrow Agent shall be paid out of the Holdback.

10. Investment of Holdback.

                a. Investment. The Escrow Agent shall invest and reinvest the Holdback in "Cash Equivalents" (as that term is defined in that certain Indenture dated as of May 20, 2005, by and among Seller, Trump Entertainment Resorts Funding, Inc. and U.S. Bank National Association, as Trustee, with respect to those certain 8 1/2 % Senior Secured Notes due 2015) as directed from time to time by written instruction from Seller.

                b. Advice/Losses Relating to Investments. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind or to invest the Holdback other than as expressly provided herein. The Escrow Agent shall not be responsible for any loss incurred upon any such investment in Cash Equivalents made in good faith and under circumstances not constituting willful misconduct or gross negligence. The Escrow Agent may sell or liquidate investments in order to comply with this Escrow Agreement and instructions issued hereunder, and shall not be responsible for any loss due to interest rate fluctuation, early withdrawal penalty or market value changes, provided however, that Escrow Agent shall consult with Seller and follow the directions of Seller with respect to any such sale. Purchaser and Seller understand that investments of the Holdback are not necessarily insured by the United States Government or any agency or instrumentality thereof, or by any state or municipality, and that such investments do not necessarily earn a fixed rate of return.

                c. Income on Investments. All income earned on the Holdback, after payment of expenses incurred in connection therewith, shall be reported as income to Seller and shall be held and released in the same manner as the Holdback in accordance with the terms of this Agreement. Any income earned on the Holdback shall be disbursed by the Escrow Agent to the Seller as and when directed by Seller. Any tax returns required to be prepared and filed will be prepared and filed by Seller with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed in any particular tax year, as and to the extent required by law, and the Escrow Agent shall have no responsibility for the preparation and/or filing or any tax return with respect to any income earned by the Holdback. Any taxes payable on income earned from the investment of any sums held in the escrow account shall be paid by Seller, whether or not the income was distributed by the Escrow Agent during any particular year. Seller agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent prior to the date on which interest or other income is first earned by the Holdback. The Seller understands that, in the event its tax identification number is not certified to the Escrow Agent prior to any income being earned on the Holdback, the Internal Revenue Code of 1986, as amended, may require withholding of a portion of any interest or other income earned on the investment of the Holdback.

11. Provisions Relating to Escrow Agent. In order to induce Escrow Agent to act as such hereunder, Purchaser and Seller hereby covenant and agree with each other and with Escrow Agent as follows:

                a. Escrow Agent shall have no liability under or duty to inquire into the terms and provisions of the Purchase Agreement or any other agreement, document or instrument, and it is agreed that its duties are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except as a result of its willful misconduct or gross negligence.

                b. Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by all of the parties hereto (other than the Escrow Agent) and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given its prior written consent thereto.

                c. Escrow Agent shall be entitled to rely conclusively and shall be protected in acting upon any order, judgment, certification, demand, notice, instrument, opinion or written advice of counsel (including counsel chosen by Escrow Agent) or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume, if in good faith, that any person purporting to give notice or receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                d. The Escrow Agent may consult with and obtain advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting or refraining from acting in good faith in accordance with the advice of its legal counsel. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any of the other parties hereto, or anyone else, to perform or comply with any provisions of this Escrow Agreement.

                e. In no event will the Escrow Agent be liable, directly or indirectly, for any lost profits or other indirect, special, incidental or consequential losses or damages of any kind whatsoever which any party may incur or experience by reason of the Escrow Agent having entered into this Escrow Agreement or arising out of or in connection with the Escrow Agent's services hereunder, even if the Escrow Agent was advised or otherwise made aware of the possibility of such losses or damages and regardless of the form of action; nor shall the Escrow Agent be liable for acts of God, war, terrorism, fire, floods, strikes, electrical outages, breakdowns or malfunctions of equipment, machines or computers, interruptions or malfunctions of communications or power supplies, actions of public authorities, or any other similar cause or catastrophe, in each case beyond the Escrow Agent's reasonable control.

12. Discharge or Resignation. Escrow Agent at any time may: (i) be discharged by the giving to it of a written notice of termination signed by Seller and Purchaser or (ii) resign hereunder by giving written notice of its resignation to the other parties hereto, in either case such discharge or resignation notice to be given at least thirty (30) days prior to the date specified for such discharge or resignation to take effect, and upon the effective date thereof, the Holdback then held by Escrow Agent hereunder shall be delivered by it to such person as may be mutually agreed upon and designated in writing by the other parties executing this Escrow Agreement, whereupon all of the Escrow Agent's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, the withdrawing Escrow Agent may petition any court of competent jurisdiction located in the State of Indiana for the appointment of a successor Escrow Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Escrow Agent. If no new Escrow Agent is so appointed within thirty (30) days following such petition, Escrow Agent may deposit the Holdback with any court in the State of Indiana it reasonably deems appropriate, whereupon Escrow Agent shall be relieved of all further obligations hereunder. Any successor Escrow Agent appointed as provided in this Section 12 shall execute and deliver to the parties hereto an instrument in writing accepting such appointment hereunder, and thereupon the withdrawal of the predecessor Escrow Agent shall become effective, and all obligations of the predecessor Escrow Agent hereunder shall cease and terminate. The sole responsibility thereafter of the predecessor Escrow Agent shall be to deliver the Holdback to such successor Escrow Agent. For all purposes of this Escrow Agreement, the term "Escrow Agent" shall, subject to the provisions of this Section 12, also include any successor as Escrow Agent hereunder.

13. Indemnification. Purchaser, on the one hand, and Seller, on the other hand (collectively, the "Indemnitors"), jointly and severally, agree to indemnify, defend, protect and hold harmless Escrow Agent from and against any and all liabilities, losses, claims, proceedings, suits, demands, penalties, costs, damages, taxes or expenses (including, but not limited to, reasonable attorneys' fees and expenses and court costs and experts and their staffs and all expenses of document location, duplication and shipment and of preparation to defend any of the foregoing) ("Losses"), incurred by Escrow Agent arising out of or in connection with its acceptance of appointment or performance as Escrow Agent hereunder, except to the extent such Losses shall have been finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of Escrow Agent. Escrow Agent shall not be under any obligation to institute suit or defend any claim, action or proceeding by reason of its serving as Escrow Agent hereunder or having custody of the Holdback unless and until the expenses of any such claim, action or proceeding are advanced to it by the Indemnitors.

14. Termination. This Escrow Agreement shall be terminated (a) upon the disposition in accordance with this Escrow Agreement of the entire amount of the Holdback and any proceeds from the investment thereof or (b) by written mutual consent signed by the parties hereto. This Escrow Agreement shall not otherwise be terminated. The indemnification of Escrow Agent provided for in Section 13 shall survive the termination of this Escrow Agreement and the resignation or removal of Escrow Agent.


15. Miscellaneous.

                (a) Notices. Any notice or other communication required or permitted hereunder shall be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two (2) Business Days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

                  Seller:

                  Trump Entertainment Resorts Holdings, L.P.
                  1000 Boardwalk
                  Atlantic City, NJ 08401
                  Attn:
                  Facsimile No.:

         with copies to (which shall not constitute notice to Seller):

                  Graham, Curtin & Sheridan
                  4 Headquarters Plaza
                  P.O. Box 1991
                  Morristown, NJ 07962
                  Attn:    Peter M. Laughlin, Esq.
                  Facsimile No.:  (973) 292-1767

                  Purchaser:

                  The Majestic Star Casino, LLC
                  One Buffington Harbor Drive
                  Gary, Indiana 46406-3000
                  Attn:
                  Facsimile No.:

         with a copy to (which shall not constitute notice to Purchaser):

                  Dykema Gossett PLLC
                  2723 South State Street, Suite 400
                  Ann Arbor, MI 48104
                  Attn:    Barbara A. Kaye, Esq.
                  Facsimile No.:  (734) 214-7696
                  the Escrow Agent:


                  Facsimile No.:

                (b) Entire Agreement. This Escrow Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                (c) Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Escrow Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by all of the parties hereto. The provisions hereof may be waived in writing by the waiving party. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay on the part of any party in exercising any right, power or privilege hereunder on one occasion shall operate as a waiver thereof with respect to another occasion. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                (d) Governing Law. This Escrow Agreement shall be governed and construed in accordance with the laws of the State of Indiana applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

                (e) Consent to Jurisdiction.

                    (i) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal court of the United States of America sitting in Indiana, and any appellate court thereof, in any action or proceeding arising out of or relating to this Escrow Agreement or for recognition or enforcement of any judgment relating to this Escrow Agreement, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Indiana Federal court or, to the extent such court does not have jurisdiction, in any Indiana state court. Each of the parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                    (ii) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement or the transactions contemplated by this Escrow Agreement in any Federal court sitting in Indianapolis, Indiana, or to the extent such court does not have jurisdiction, then in any Indiana State court sitting in Marion County. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (iii) Each party to this Escrow Agreement irrevocably consents to service of process in the manner provided for notices in Section 15(a); provided, that such service results in the party being served actually receiving process. In addition, any party may be served in accordance with the laws of the state in which such party may be found or domiciled.

                (f) Binding Effect; No Assignment. This Escrow Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Escrow Agreement may not be assigned (including by operation of law) by any party hereto without the express written consent of the other parties thereto and any purported assignment, unless so consented to, shall be void and without effect.

                (g) Severability. If any provision of this Escrow Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Escrow Agreement, but this Escrow Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Escrow Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

                (h) Headings. The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

                (i) Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Escrow Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                (j) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business or escrow business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

                (k) In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.


                                TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P..



                                By:
                                   ---------------------------------------------


                                THE MAJESTIC STAR CASINO, LLC.


                                By:
                                   ---------------------------------------------




                                CHICAGO TITLE INSURANCE COMPANY, as Escrow Agent



                                By:
                                   ---------------------------------------------

                                    EXHIBIT "A"
                       SCHEDULE OF ADJUSTMENTS - PROPOSED

                                    EXHIBIT "B"
                                SCHEDULE OF FEES

                                   EXHIBIT F

                           FORM OF LICENSE AGREEMENT
                           -------------------------

           This License Agreement (this "Agreement") is made and entered into as of [December]____, 2005, by and between Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership ("Licensor"), The Majestic Star Casino, LLC, an Indiana limited liability company ("Majestic") and Trump Indiana, Inc., a Delaware corporation ("Indiana," and together with Majestic, "Licensee"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).

                                    RECITALS

           WHEREAS, Licensor and Majestic are parties to that certain Stock Purchase Agreement dated as of November 3, 2005 (the "Purchase Agreement") pursuant to which Majestic will acquire from Licensor all of the issued and outstanding capital stock of Indiana;

           WHEREAS, Licensor and its affiliates own or are the exclusive licensees of certain trademarks, service marks, business names and trade names that incorporate the name "Trump" or a derivation thereof, including without limitation those trademarks set forth on Exhibit A attached hereto, and all trade dress, color arrangements, designs, slogans and logos, and all registrations, applications, common law rights and goodwill, associated therewith (collectively, the "Licensed Trademarks"); and

           WHEREAS, upon the consummation of the transactions contemplated by the Purchase Agreement, Licensee desires to use and Licensor is willing to license the use of the Licensed Trademarks as of the Closing Date (the "Effective Date") on the terms and conditions set forth herein.

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the recitals set forth above and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                 GRANT OF RIGHTS

           Section 1.1 Licensed Trademarks

           Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a limited, non-exclusive, non-sublicensable and non-transferable right and license to use the Licensed Trademarks solely as such License Trademarks are depicted on the equipment and inventory items described or listed on Exhibit B hereto and owned by Indiana as of the Effective Date (the "Licensed Goods"), and solely in connection with the use of such equipment and inventory items in the operation of the business of Indiana. Licensee shall have no right to use the Licensed Trademarks in connection with any new equipment or inventory, and shall have no right to otherwise use the Licensed Trademarks in connection with the marketing or promotion of the business of Indiana. The purpose of this license is to provide Licensee with a reasonable but limited transitional period within which to deplete the supply of inventory items, and to remove the Licensed Trademarks from the equipment without the necessity of discontinuing use of such equipment pending such removal. The parties acknowledge good and valuable consideration for the licenses granted hereunder, and Licensee shall not be required to pay any fee, royalty or any other payment for such licenses.

           Section 1.2 Term. The license granted herein shall be effective commencing upon the Effective Date and continue for a period of ninety (90) days from the Closing Date, unless such date is extended by the parties in writing (the "License Period").

           Section 1.3 Retained Rights

           Except for the limited rights expressly set forth herein, all right, title and interest to the Licensed Trademarks shall be owned by and remain with Licensor or its affiliates. All use of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor or its affiliates. Nothing contained in this Agreement shall restrict or restrain Licensor or its affiliates in any fashion whatsoever from the right to use, register and/or further license or sublicense any Licensed Trademark.

                                   ARTICLE 2.

                                 QUALITY CONTROL

           Section 2.1 Use of the Licensed Trademarks

           Licensee shall not exceed the scope of the license set forth in
Section 1.1 hereof. Licensee shall use the Licensed Trademarks in a manner consistent with the use thereof prior to the Closing Date.

           Section 2.2 Prohibited Use of the Licensed Trademarks

           Licensee shall not use the Licensed Trademarks in connection with any marketing or promotion of the business of Indiana other than as may occur incidentally from the use of the Licensed Goods. Licensee shall not conduct the business of Indiana in such a way as to infer an affiliation between Licensor and Licensee.

           Section 2.3 Marking. Licensee shall not remove the symbols (R) or
(TM) from any of the Licensed Goods separately from the removal of the Licensed Trademarks from such Licensed Goods.

                                   ARTICLE 3.

                              PROTECTIVE PROVISIONS

           Section 3.1 No Challenges

           Licensee recognizes the ownership of Licensor and its affiliates of the Licensed Trademarks and agrees that it will not, during the License Period or any time thereafter (i) challenge the title or any rights of Licensor or its affiliates in and to the Licensed Trademarks or (ii) claim or assert any right, title or interest in the Licensed Trademarks or in any trademark owned by Licensor and its affiliates, including a Licensed Trademark as a part thereof, other than pursuant to the rights expressly granted to Licensee by this Agreement.

           Section 3.2 Infringement. In the event that a Licensed Trademark is infringed upon by a third party, Licensor shall have the sole right to sue for infringement and to recover and retain any and all damages. Licensor is in no way obligated to initiate suit against alleged infringers of the Licensed Trademarks. Licensee shall notify Licensor of any infringement of the Licensed Trademarks of which it has knowledge. Licensee shall not, without Licensor's prior written consent, acknowledge the validity of or take any action that could impair Licensor's ability to contest any third-party claim relating to the Licensed Trademarks.

           Section 3.3 Representations and Warranties. Licensor represents and warrants that Licensor: (a) has full authority to enter into this Agreement and perform its obligations hereunder, (b) is not party to or bound by any agreement or understanding relating to the Licensed Trademarks that conflicts with or would interfere with this Agreement, and (c) either directly or through its affiliates, owns or is the exclusive licensee of all of the Licensed Marks.

                                    ARTICLE 4.

                                   TERMINATION

           Section 4.1 Termination of License to Licensed Trademarks. The license to the Licensed Trademarks granted under Section 1.1 hereof shall terminate (a) automatically at the end of the License Period, or (b) upon any termination of this Agreement under Section 4.2 hereof.

           Section 4.2 Termination of Agreement. This Agreement and all of the licenses granted hereunder shall terminate within twenty (20) calendar days after the date of notice of any breach by Licensee of any of the provisions hereof is given by Licensor to Licensee which is not cured by Licensee within such period.

           Section 4.3 Effect of Termination of License to License Trademark. Upon the termination of the licenses set forth in Section 1.1 hereof pursuant to
Section 4.1, Licensee shall have no further right to use in any way any of the Licensed Trademarks. Licensee shall take (or cause to be taken) any and all actions as may be required to discontinue use of the Licensed Trademarks (and any variation thereof, or any mark or marks confusingly similar thereto) as of the end of the License Period, including the destruction of, at Licensee's expense and under Licensee's direct control and supervision, any tangible asset bearing, or intangible asset incorporating, the Licensed Trademarks, including, but not limited, to advertising and promotional materials, signage, inventory and supplies, chips and tokens, slot machine signs, hotel and linen, glassware, paper goods, promotional items, uniforms, carpets and upholstery bearing the Licensed Trademarks. Within five (5) business days after such termination, at the request of Licensor, Licensee shall deliver a written certification signed by a responsible officer of Majestic that such destruction has taken place.

           Section 4.4 Effect of Termination of Agreement. Upon termination of this Agreement (a) the provisions of Section 4.3 hereof shall continue to apply and (b) all of the parties' respective rights and obligations shall terminate except for Section 3.1 and Articles 4, 5 and 6 hereof and those that by their terms survive termination.

                                   ARTICLE 5.

                             LIMITATION OF LIABILITY

           Section 5.1 Limitation of Liability. LICENSOR DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WITHOUT LIMITATION NON-INFRINGEMENT, WITH RESPECT TO THE LICENSED TRADEMARKS. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY MATTER WHATSOEVER RELATING TO THE USE BY LICENSEE OF THE LICENSED TRADEMARKS.

                                   ARTICLE 6.

                                     GENERAL

           Section 6.1 Entire Agreement. This Agreement (including the Exhibits hereto constituting a part of this Agreement) and any other writing signed by the parties that specifically reference this Agreement or the Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and may not be modified except by a written signed instrument. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

           Section 6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following address or facsimile numbers:

                  if to Licensee, to:
                           The Majestic Star Casino, LLC
                           One Buffington Harbor Drive
                           Gary, Indiana 46406-3000
                           Attn: Don H. Barden
                           Tel: (219)977-7823
                           Fax: (219)977-7811

                  with a copy to (which shall not constitute notice):

                           The Majestic Star Casino, LLC
                           301 Fremont Street
                           12the Floor Executive Offices
                           Las Vegas, Nevada 89101
                           Attn:  Vice President and General Counsel
                           Tel:  (702) 388-2231
                           Fax:  (702) 388-5562

                           and

                           Dykema Gossett PLLC
                           2723 South State Street, Suite 400
                           Ann Arbor, Michigan 48104
                           Attn:  Barbara A. Kaye
                           Tel: (734)214-7694
                           Fax: (734)214-7696

                  if to Licensor, to:

                           Trump Entertainment Resorts Holdings, L.P.
                           1000 Boardwalk
                           Atlantic City, New Jersey 08401
                           Attn: Scott Butera
                           Tel:  (212) 891-1500
                           Fax:  (212) 688-0397

                  with a copy to (which shall not constitute notice):
                           Graham, Curtin, & Sheridan, P.A.
                           4 Headquarters Plaza
                           Morristown, New Jersey 07962
                           Attn: Peter M. Laughlin
                           Tel: (973)401-7110
                           Fax: (973)292-1767

           Section 6.3 Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Indiana, applicable to contracts executed in and to be performed entirely within the State of Indiana. Both parties consent to the exclusive jurisdiction and venue of a federal or state court located in Marion County, Indiana with respect to all disputes between the parties under or related to the Agreement.

           Section 6.4 Equitable Relief. The parties acknowledge that there will be no adequate remedy at law for Licensee's failure to comply with the terms of this Agreement. Accordingly, if Licensee fails to comply with the terms of this Agreement, Licensor shall have the right to have any breach of this Agreement (after taking into account any applicable cure periods) remedied by equitable relief by way of a temporary restraining order, preliminary injunction, permanent injunction, and such other alternative relief as may be appropriate, without the requirement of posting a bond or proving irreparable harm.

           Section 6.5 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

           Section 6.6 Compliance With Law. In respect of its obligations hereunder, each party covenants and warrants to the other party that all such obligations shall be performed in compliance with all material applicable federal, state and local laws, rules and regulations. Each party shall obtain and maintain all material permits, approvals and licenses necessary and appropriate to perform its obligations hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.

           Section 6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

           Section 6.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           Section 6.9 Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

           Section 6.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

           Section 6.11 Waiver. Failure of either party at any time to require the performance of any provision under this Agreement shall not affect the right of such party to require full performance thereafter and a waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

           Section 6.12 Assignment. The rights and licenses granted to the Licensed Trademarks are personal to Licensee and may not by transferred or assigned in any manner (whether by merger, sale of stock, sale of assets, reorganization, operation of law or otherwise) by Licensee. Accordingly, Licensee may not sell, assign or dispose of any Licensed Goods while such Licensed Goods bear the Licensed Trademarks. Any purported assignment in violation of the foregoing provision shall be null and void from inception. Licensor may assign or transfer this Agreement without the consent of Licensee to any person to whom the rights to the Licensed Trademark are assigned, provided that assignee agrees to be bound by the terms of this Agreement.

           Section 6.13 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and to the successors and assigns of the Licensor, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

           Section 6.14 Affiliates. For purposes of this Agreement "affiliate" means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person or entity.

           Section 6.15 No Partnership or Joint Venture

           Nothing contained in this Agreement shall be construed to be or create a partnership or joint venture between Licensee, its successors or assigns, on the one part, and Licensor, and its successors and assigns, on the other part.

           IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                    TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

                                    By: ________________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                    TRUMP INDIANA, INC.


                                    By:_________________________________________

                                        Name:  _________________________________

                                        Title: _________________________________



                                    THE MAJESTIC STAR CASINO, LLC


                                    By:
                                        ________________________________________

                                        Name:
                                              __________________________________

                                        Title: _________________________________

                                   EXHIBIT "A"

                               LICENSED TRADEMARKS
                               -------------------


----------------------------------- --------------------------------------------
                                    REGISTRATION
TRADEMARK                           OR (APPLICATION NUMBER)
----------------------------------- --------------------------------------------

"Trump Casino Logo"                 Registration No. 2110542
----------------------------------- --------------------------------------------
Mermaid Logo
----------------------------------- --------------------------------------------

                                   EXHIBIT "B"

                                 LICENSED GOODS
                                 --------------


Gaming Table Felts

Slot Glass

Hotel Room Amenities

Floor Coverings and Mat

TITO Redemption Machines